Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.,

RAZORBACK TECHNOLOGY, INC.

and

RAZORBACK TECHNOLOGY INTERMEDIATE HOLDINGS, INC.

Dated as of November 1, 2020

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Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation
Exhibit B	Form of Voting Agreement

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is made and entered into as of this 1st day of November, 2020, by and among Razorback Technology Intermediate Holdings, Inc., a Delaware corporation (the “Parent”), Razorback Technology, Inc., a Delaware corporation and a wholly owned subsidiary of the Parent (the “Merger Sub”), and Endurance International Group Holdings, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the parties intend that Merger Sub, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, merge with and into the Company, with the Company continuing as the surviving corporation of such merger (the “Merger”);

WHEREAS, the Company Board has as of the date hereof (a) determined and declared that it is in the best interests of the Company and the stockholders of the Company that the Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth herein, (b) approved and declared the advisability of this Agreement, the Merger and the other transactions contemplated by this Agreement, (c) declared that the terms of the Merger are fair to the Company and the Company’s stockholders and (d) directed that this Agreement be submitted to the Company’s stockholders at the Company Stockholders Meeting for their adoption and recommended that the Company’s stockholders adopt this Agreement;

WHEREAS, the respective board of directors of the Parent and the Merger Sub have adopted, approved and declared it advisable for the Parent and the Merger Sub to enter into this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, each of Clearlake Capital Partners VI, L.P., a Delaware limited partnership, Clearlake Capital Partners VI (Offshore), L.P., a Cayman Islands exempted limited partnership, Clearlake Capital Partners VI (USTE), L.P., a Delaware limited partnership and Clearlake Flagship Plus Partners (Master), L.P., a Cayman Islands exempted limited partnership (each a “Guarantor” and collectively, the “Guarantors”) are each entering into the Guarantee with respect to certain obligations of Parent and Merger Sub under this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to the Parent’s and Merger Sub’s willingness to enter into this Agreement, certain of the Company’s stockholders are executing and delivering to Parent an agreement substantially in the form attached hereto as Exhibit B (the “Voting Agreement”) pursuant to which such Company stockholders have agreed, subject to the terms and conditions set forth in the Voting Agreement, to vote or cause to be voted certain shares of Company Common Stock beneficially owned by them in favor of the Merger, adopting this Agreement and any other actions contemplated hereby and thereby.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Parent, the Merger Sub and the Company, intending to be legally bound, hereby agree as follows:

ARTICLE I

THE MERGER

1.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, the Merger Sub shall merge with and into the Company at the Effective Time.

1.2    Effective Time of the Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, as soon as practicable on the Closing Date, Parent, Merger Sub and the Company shall cause a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) to be duly prepared, executed and acknowledged in accordance with the relevant provisions of the DGCL and filed with the Secretary of State. The Merger shall become effective upon the due filing of the Certificate of Merger with the Secretary of State or at such subsequent time or date as the Parent and the Company shall agree and specify in the Certificate of Merger (the “Effective Time”).

1.3    Closing. Subject to the satisfaction or waiver (to the extent permitted by applicable law) of the conditions set forth in Article VII, the Closing shall take place remotely by exchange of documents and signatures (or their electronic counterparts) as soon as practicable (but in any event no later than the second Business Day) following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of such conditions) shall be satisfied or waived in accordance with this Agreement, or at such other date, time or place as the parties hereto shall agree in writing. Notwithstanding the foregoing, if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), then the Closing shall occur instead on the date following the satisfaction or waiver of such conditions that is the earlier to occur of (a) any Business Day during the Marketing Period as may be specified by Parent on no less than two (2) Business Days’ prior notice to the Company and (b)  one (1) Business Day following the final day of the Marketing Period.

1.4    Effects of the Merger. At the Effective Time (a) the separate existence of the Merger Sub shall cease, the Merger Sub shall be merged with and into the Company and the Company shall continue as the Surviving Corporation in the Merger and (b) the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety to read as set forth on Exhibit A, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter further amended in accordance with the DGCL. In addition, subject to Section 6.6(b) hereof, the Parent shall cause the bylaws of the Surviving Corporation to be amended and restated in their entirety so that, immediately following the Effective Time, they are identical to the bylaws of the Merger Sub as in effect immediately prior to the Effective Time, except that all references to the name of the Merger Sub therein shall be changed to refer to the name of the Company, and, as so amended and restated, such bylaws shall be the bylaws of the Surviving Corporation, until further amended in accordance with the DGCL. The Merger shall have the effects set forth in Section 259 of the DGCL and in this Agreement.

1.5    Directors and Officers of the Surviving Corporation. The directors of the Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and until their successors are duly elected and qualified.

ARTICLE II

TREATMENT OF COMPANY SECURITIES

2.1    Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, the Merger Sub, the Parent or the holder of any shares of the capital stock of the Company or capital stock of the Merger Sub:

(a)    Capital Stock of the Merger Sub. Each share of the common stock, par value $0.0001 per share, of the Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.

(b)    Cancellation of Treasury Stock and Parent-Owned Stock. All shares of Company Common Stock that are held in the treasury of the Company and any shares of Company Common Stock owned by any Subsidiary of the Company, the Parent, the Merger Sub or any other Subsidiary of the Parent immediately prior to the Effective Time (such shares, collectively, “Excluded Shares”) shall be cancelled and shall cease to exist and no consideration shall be paid or delivered in exchange therefor.

(c)    Merger Consideration for Company Common Stock. Subject to Section 2.2, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.1(b) and Dissenting Shares) shall be automatically converted into the right to receive $9.50, without interest thereon (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Certificate or Uncertificated Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.1(c) in accordance with the provisions of Section 2.2.

(d)    Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established)  after the date hereof and prior to the Effective Time.

2.2    Surrender of Certificates.

(a)    Paying Agent. Prior to the Effective Time, the Parent shall (i) enter into an agreement (in form and substance reasonably acceptable to the Company) with the Paying Agent for the Paying Agent to act as paying agent for the Merger and (ii) deposit with the Paying Agent, for the benefit of the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time, for payment through the Paying Agent in accordance with this Section 2.2, the Payment Fund. The Payment Fund shall not be used for any other purpose. The Payment Fund may be invested by the Paying Agent as directed by the Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank which are then publicly available); provided, however, that no gain or loss thereon shall affect the amounts payable hereunder and, subject to Section 2.2(e), the Parent shall take all actions necessary to ensure that the Payment Fund includes at all times cash sufficient to satisfy the Parent’s obligation to pay the Merger Consideration under this Agreement. Any interest and other income resulting from such investments (net of any losses) shall be paid to the Parent pursuant to Section 2.2(e). Subject to 2.2(e), in the event the Payment Fund is diminished below the level required for the Paying Agent to make prompt cash payments as required under Section 2.2(b), including any such diminishment as a result of investment losses, the Parent shall, or shall cause the Surviving Corporation to, immediately deposit additional cash into the Payment Fund in an amount equal to the deficiency in the amount required to make such payments.

(b)    Exchange Procedures.

(i)    Promptly (and in any event within two (2) Business Days) after the Effective Time, the Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (A) a letter of transmittal (which shall (1) be prepared prior to the Closing, (2) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.2(g)) to the Paying Agent, and (3) otherwise be in such form and have such provisions as the Parent and the Company may reasonably agree), and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.2(g)) in exchange for the Merger

Consideration payable with respect thereto. Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 2.2(g)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be promptly paid in exchange therefor a cash amount in immediately available funds equal to (1) the number of shares of Company Common Stock formerly represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 2.2(g)) multiplied by (2) the Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled.

(ii)    Notwithstanding anything to the contrary in this Agreement, any holder of Uncertificated Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II. In lieu thereof, each holder of record of one or more Uncertificated Shares shall, upon receipt by the Paying Agent of an “agent’s message” in customary form with respect to any Uncertificated Share (or such other evidence, if any, of transfer as the Paying Agent may reasonably request), be promptly paid the Merger Consideration in respect of such Uncertificated Share, and such Uncertificated Share shall forthwith be cancelled.

(c)    Interest; Transfers; Rights Following the Effective Time. No interest will be paid or accrued on the cash payable upon the surrender of such Certificates or Uncertificated Shares. In the event of a transfer of ownership of a Certificate or Uncertificated Shares which is not registered in the transfer records of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Shares is registered, if, in the case of a Certificate, such Certificate is presented to the Paying Agent, and in each case the transferor provides to Paying Agent (i) all documents required to evidence and effect such transfer and (ii) evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate and all Uncertificated Shares (other than Certificates or Uncertificated Shares representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 2.1(c).

(d)    No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender of Certificates and cancellation of Uncertificated Shares in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates and Uncertificated Shares, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, subject to Section 2.2(e). No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificates or Uncertificated Shares.

(e)    Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of Certificates and Uncertificated Shares for one (1) year after the Effective Time (including all interest and other income received by the Paying Agent in respect of all funds made available to it) shall be delivered to the Parent, upon demand, and any holder of a Certificate or Uncertificated Shares who has not previously complied with this Section 2.2 shall be entitled to receive only from the Parent or the Surviving Corporation (subject to abandoned property, escheat and other similar laws) payment of its claim for Merger Consideration, without interest.

(f)    No Liability. To the extent permitted by applicable law, none of the Parent, the Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any holder of shares of Company Common Stock for any amount required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g)    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented thereby pursuant to this Agreement. Parent or the Paying Agent may, in its reasonable determination and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such reasonable and customary amount as it may direct as indemnity against any claim that may be made against Parent or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.3    Company Stock Plans.

(a)    Effective as of immediately prior to the Effective Time, each then-outstanding and unexercised Company Stock Option shall vest in full. If any such Company Stock Option is not exercised prior to the Effective Time, then at the Effective Time such Company Stock Option shall automatically be canceled and converted into the right to receive from the Surviving Corporation an amount of cash equal to the product of (i) the total number of shares of Company Common Stock then underlying such Company Stock Option multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Stock Option, without any interest thereon and subject to all applicable withholding. The aggregate amount payable by the Surviving Corporation pursuant to the preceding sentence shall be paid, net of any applicable withholding Taxes, by the Parent to the Surviving Corporation on the Closing Date for distribution by the Surviving Corporation through, to the extent applicable, the Surviving Corporation’s payroll to the holders of Company Stock Options, without any interest thereon and subject to all applicable withholding Taxes, upon the later of (A) five (5) Business Days after the Closing Date and (B) the date of the Company’s first regularly scheduled payroll after the Closing Date. In the event that the exercise price of any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be canceled, without any consideration being payable in respect thereof, and have no further force or effect.

(b)    Effective as of immediately prior to the Effective Time, each Company RSU, other than a Specified RSU, that is then outstanding and unvested shall vest in full. Each Company RSU, other than a Specified RSU, that is outstanding as of the Effective Time shall automatically be cancelled and converted into the right to receive from the Surviving Corporation an amount of cash equal to the product of (A) the total number of shares of Company Common Stock then underlying such Company RSU multiplied by (B) the Merger Consideration (the “RSU Consideration”). The aggregate amount payable by the Surviving Corporation pursuant to the preceding sentence shall be paid, net of any applicable withholding Taxes, by the Parent to the Surviving Corporation on the Closing Date for distribution by the Surviving Corporation through, to the extent applicable, the Surviving Corporation’s payroll to the holders of Company RSUs, without any interest thereon and subject to all applicable withholding Taxes, upon the later of (i) five (5) Business Days after the Closing Date and (ii) the date of the Company’s first regularly scheduled payroll after the Closing Date.

(c)    Each Specified RSU shall automatically be cancelled and converted into the right to receive an amount in cash equal to the RSU Consideration the holder of the Specified RSU would have received had the Specified RSU been a Company RSU payable pursuant to Section 2.3(b) (the “Specified RSU Consideration”), provided, that the payment of the Specified RSU Consideration shall be made at the same time(s) that the Specified RSUs would have vested in accordance with their terms and will remain subject to the holder of the Specified RSUs remaining in continuous service with Parent, the Surviving Corporation or any of its Subsidiaries through each such vesting date (provided, that any terms and conditions relating to accelerated vesting upon a termination of the holder’s employment in connection with or following the Merger shall continue to apply to the Specified RSU Consideration), provided further that the Company may modify the dates upon which the Specified RSU Consideration will be paid as set forth on Schedule 2.3(c) of the Company Disclosure Schedule. The Surviving Corporation shall pay on the first administratively practicable payroll date following all or any portion of the Specified RSU Consideration becoming due and payable, the portion of the Specified RSU Consideration net of any applicable withholding Taxes, payable through, to the extent applicable, the Surviving

Corporation’s payroll (subject to any required Tax withholding) to the applicable individual entitled to such payment.

(d)    Effective as of immediately prior to the Effective Time, each Company RSA that is then outstanding and unvested shall vest in full and shall automatically be cancelled and converted into the right to receive from the Surviving Corporation an amount of cash equal to the product of (A) the total number of shares of Company Common Stock then underlying such Company RSA multiplied by (B) the Merger Consideration. The aggregate amount payable by the Surviving Corporation pursuant to the preceding sentence shall be paid, net of any applicable withholding Taxes, by the Parent to the Surviving Corporation on the Closing Date for distribution by the Surviving Corporation through, to the extent applicable, the Surviving Corporation’s payroll to the holders of Company RSAs, without any interest thereon and subject to all applicable withholding Taxes, upon the later of (i) five (5) Business Days after the Closing Date and (ii) the date of the Company’s first regularly scheduled payroll after the Closing Date.

(e)    The Parent shall cause the Surviving Corporation to maintain at all times from and after the Effective Time sufficient liquid funds to satisfy its obligations pursuant to Section 2.3(a), Section 2.3(b), Section 2.3(c) and Section 2.3(d).

(f)    As soon as practicable following the execution of this Agreement, the Company shall mail to each Person who is a holder of Company Stock Options, Company RSUs (including Specified RSUs) or Company RSAs a letter describing the treatment of and payment for such equity awards pursuant to this Section 2.3 and providing instructions for use in obtaining payment therefor; provided that, no later than five (5) days prior to mailing such letter, the Company shall provide a copy of such letter to Parent for review and shall consider Parent’s comments in good faith.

(g)    The Parent and the Company may agree to treat equity compensation held by Company employees subject to non-U.S. law in a manner other than that contemplated above in this Section 2.3 to the extent permitted under the terms of the applicable Company Stock Plan and related award agreement and necessary to take into account applicable non-U.S. law or Tax or employment considerations; provided that in no event shall any Company Stock Options, Company RSUs, or Company RSAs remain outstanding following the Effective Time.

(h)    The Company will take all action necessary to effect the cancellation of the Company Stock Options, Company RSUs and Company RSAs upon the Effective Time and to give effect to this Section 2.3.

2.4    Dissenting Shares.

(a)    Notwithstanding anything to the contrary contained in this Agreement, Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration in accordance with Section 2.1, but shall be cancelled and any Certificate or Uncertificated Shares representing Dissenting Shares shall represent only such rights as are granted by the DGCL to a holder of Dissenting Shares.

(b)    If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.1, without interest, and shall not thereafter be deemed to be Dissenting Shares.

(c)    The Company shall give the Parent: (i) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer for an amount in excess of the Merger Consideration prior to the Effective Time with respect to any such demand, notice or instrument unless the Parent shall have given its written consent to such payment or settlement offer, which consent shall not be unreasonably withheld, conditioned or delayed.

2.5    Withholding Rights. Each of the Parent, the Merger Sub, the Company, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or any other recipient of payments hereunder any amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax law. To the extent that amounts are so withheld, (a) such amounts shall be timely remitted by the Parent, the Merger Sub, the Company, the Surviving Corporation or the Paying Agent, as the case may be, to the applicable Governmental Entity and (b) such amounts shall be treated for all purposes of this Agreement as having been paid to the holder or other recipient in respect of which such deduction and withholding was made.

2.6    Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, then the directors and officers of the Surviving Corporation shall be fully authorized to take all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Parent and the Merger Sub that the statements contained in this Article III are true and correct, except (a) as disclosed or reflected in the Company SEC Reports filed or furnished prior to the date of this Agreement (other than any disclosures contained or referenced therein under the captions “Risk Factors” and “Special Note Regarding Forward-Looking Statements” and any other similar disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature) (it being acknowledged that nothing disclosed in the Company SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 3.2); or (b) as set forth herein or in the Company Disclosure Schedule.

3.1    Organization, Standing and Power.

(a)    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business.

(b)    The Company, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification legally required, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Company Material Adverse Effect. The Company has publicly filed true, correct and complete copies of the certificate of incorporation and bylaws of the Company, each as amended to date. The Company is not in violation of its certificate of incorporation of bylaws, except for such violations that would not reasonably be expected to have a Company Material Adverse Effect.

3.2    Capitalization.

(a)    The authorized capital stock of the Company as of the date of this Agreement consists of 500,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.0001 per share (the “Company Preferred Stock”). The Company Common Stock and the Company Preferred Stock are entitled to the rights and privileges set forth in the Company’s certificate of incorporation. As of the Capitalization Date, 141,588,218 shares of Company Common Stock were issued and outstanding (which excludes the shares of Company Common Stock relating to the Company RSUs, Company RSAs, and Company Stock Options referred to in Section 3.2(b)), no shares of Company Preferred Stock were issued or outstanding, and 5,981,770 shares of Company Common Stock were held by the Company as treasury shares.

(b)    Section 3.2(b)(A) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the Capitalization Date, of each Company Stock Plan, indicating for each Company Stock Plan, as of such date, (i) the number of shares of Company Common Stock issued under such Company Stock Plan, (ii) the aggregate number of shares of Company Common Stock that are subject to Company Stock Options under such Company Stock Plan, (iii) the number of shares of Company Common Stock reserved for future issuance under such Company Stock Plan, (iv) the average exercise price of the outstanding Company Stock Options under such Company Stock Plan, (v) the aggregate number of shares of Company Common Stock that are subject to Company RSUs and (vi) the aggregate number of shares of Company Common Stock that are subject to Company RSAs. Section 3.2(b)(B) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the Capitalization Date, of (i) each Company Stock Option, Company RSU and Company RSA, (ii) the holder of each Company Stock Option, Company RSU and Company RSA, (iii) the number of shares of Company Common Stock underlying each Company Stock Option, Company RSU and Company RSA, (iv) the date on which each Company Stock Option, Company RSU and Company RSA was granted, (v) the Company Stock Plan under which each Company Stock Option, Company RSU and Company RSA was granted, (vi) the exercise price of each Company Stock Option, and (vii) the expiration date of each Company Stock Option. The Company has made available to the Parent complete and accurate copies of all (A) Company Stock Plans, (B) forms of stock option agreements evidencing Company Stock Options, (C) forms of agreements evidencing Company RSUs and Company RSAs and (D) forms of agreements evidencing any other equity or equity-linked award or compensation arrangement. There are no equity or equity based compensation awards outstanding that were not granted pursuant to a Company Stock Plan. There are no Company Stock Options, Company RSUs or Company RSAs that are subject to performance based vesting conditions. The treatment of Company Stock Options, Company RSUs and Company RSAs contemplated by Section 2.3 is permitted under the terms of the Company Stock Plans.

(c)    Except (i) as described in Section 3.2(a) of this Agreement or set forth on Section 3.2(b) of the Company Disclosure Schedule and for changes since the Capitalization Date resulting from the exercise or settlement of Company Stock Options, Company RSUs or Company RSAs outstanding on such date and (ii) as permitted by Section 5.1 of this Agreement, (A) there are no shares of capital stock or equity securities of any class of, or other equity or voting interest in, the Company, or any security exchangeable into or exercisable for such capital stock, equity securities or equity or voting interests (including bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote or other equity securities of the Company)) issued, reserved for issuance or outstanding, (B) there are no options, warrants, equity securities, calls, rights or agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of, or equity or voting rights in (including bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote or other equity securities of the Company)), the Company or any security or rights convertible into or exchangeable or exercisable for any such shares, other equity interests, or equity or voting rights (including bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote or other equity securities of the Company)) or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, security, call, right or agreement and (C) no other obligations by the Company to make any payments based on the price or value of any of the items referenced in clauses (A) or (B).

The Company does not have any outstanding stock appreciation rights, phantom stock or similar rights or obligations that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company.

(d)    Neither the Company nor any of its Subsidiaries is a party to or is bound by any agreement with respect to the voting (including proxies) or sale or transfer of any shares of capital stock or other equity interests of the Company. Except as contemplated by this Agreement or described in Section 3.2(a) or Section 3.2(b) of the Company Disclosure Schedule, and except to the extent arising pursuant to applicable state takeover or similar laws, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company. No Subsidiary of the Company owns any equity interests in the Company.

(e)    All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(b) of the Company Disclosure Schedule, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company’s certificate of incorporation or bylaws or any agreement to which the Company is a party or is otherwise bound.

(f)    There are no obligations, contingent or otherwise, of the Company or any of its non-wholly owned Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock. There are no accrued and unpaid dividends with respect to any outstanding shares of Company capital stock.

3.3    Subsidiaries.

(a)    Section 3.3 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, for each Subsidiary of the Company: (i) its name; (ii) in the case of a Subsidiary of the Company that is not wholly owned, the number and type of its outstanding equity securities and a list of the holders thereof; and (iii) its jurisdiction of organization.

(b)    Each Subsidiary of the Company is an entity duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its incorporation, has all requisite corporate (or similar, in the case of a non-corporate entity) power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation (to the extent such concepts are applicable) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Company Material Adverse Effect.

(c)    The Company does not control, directly or indirectly, any capital stock of any Person that is not a Subsidiary of the Company, other than securities held for investment by the Company or any of its Subsidiaries and consisting of less than 5% of the outstanding capital stock of such Person.

(d)    All of the issued and outstanding shares of capital stock of, or other equity securities in, each Subsidiary of the Company (i) have been duly authorized and validly issued and are fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right and (ii) except as set forth in Section 3.3 of the Company Disclosure Schedule, are owned, directly or indirectly, by the Company free and clear of all Liens.

(e)    The Company has made available to the Parent true, correct and complete copies of the certificates of incorporation, bylaws and other similar organizational documents of each “significant subsidiary”

(as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC) of the Company, each as amended to date. No Subsidiary of the Company is in violation of its certificate of incorporation, bylaws or other similar organizational documents, except for such violations that would not reasonably be expected to have a Company Material Adverse Effect.

3.4    Authority; No Conflict; Required Filings and Consents.

(a)    The Company has all requisite corporate power and authority to enter into this Agreement, perform its obligations hereunder and, assuming the accuracy of the representations and warranties of the Parent and the Merger Sub in Section 4.8 and receipt of the Company Stockholder Approval, consummate the Merger. The Company Board, at a meeting duly called and held, by the vote of all directors, duly adopted resolutions (i) determining and declaring that it is in the best interests of the Company and the stockholders of the Company that the Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth herein, (ii) approving and declaring the advisability of this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) declaring that the terms of the Merger are fair to the Company and the Company’s stockholders and (iv) directing that this Agreement be submitted to the Company’s stockholders at the Company Stockholders Meeting for their adoption and recommending that the stockholders of the Company adopt this Agreement (the “Company Board Recommendation”). Assuming the accuracy of the representations and warranties of the Parent and the Merger Sub in Section 4.8 and receipt of the Company Stockholder Approval, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by the Parent and the Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”). Assuming the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.8, the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Company Common Stock entitled to vote on the Merger is the only vote of the holders of any class or series of Company capital stock that is necessary pursuant to applicable law, the certificate of incorporation of the Company or bylaws of the Company to adopt this Agreement and consummate the Merger.

(b)    The execution and delivery of this Agreement by the Company do not, and (assuming the accuracy of the representations and warranties of the Parent and the Merger Sub in Section 4.8 and receipt of the Company Stockholder Approval) the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws of the Company, (ii) conflict with, or result in any violation or breach of, or constitute a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any Company Material Contract, or (iii) subject to compliance with the requirements specified in clauses (i) through (v) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(c)    No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of Company Common Stock are listed for trading is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act and any requirements under other applicable Antitrust Laws, (ii) the filing of the Certificate of Merger with the Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, (iv) the filing of such other reports, schedules or materials under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities laws, the rules and regulations of Nasdaq, and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, are not reasonably likely to have a Company Material Adverse Effect.

(d)    There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

3.5    SEC Filings; Financial Statements; Information Provided.

(a)    The Company has filed all registration statements, forms, reports and other documents required to be filed by the Company with the SEC since January 1, 2018. All such registration statements, forms, reports and other documents, as such documents have been amended since the time of their filing (including exhibits and all other information incorporated therein and those registration statements, forms, reports and other documents that the Company may file after the date hereof until the Closing) are referred to herein as the “Company SEC Reports.” As of their respective dates or, if amended prior to the date hereof, as of the date of the last such amendment, the Company SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, complied, or will comply when filed, as to form in all material respects with the requirements of the Securities Act and the Exchange Act applicable to such Company SEC Reports and (iii) except to the extent that information contained in a Company SEC Report has been revised, amended, modified or superseded by a later filed Company SEC Report, did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading in any material respect. No Subsidiary of the Company is required to file or furnish any forms, reports or other documents with the SEC.

(b)    Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments.

(c)    Subject to the following sentence, (i) the Proxy Statement, on the date the Proxy Statement is first mailed to holders of shares of Company Common Stock, at the time of any amendment or supplement thereto and at the time of the Company Stockholders Meeting, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they shall be made, not misleading in any material respect and (ii) the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act applicable to the Proxy Statement. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements included or incorporated by reference in the Proxy Statement based on any information supplied by or on behalf of the Parent or the Merger Sub for inclusion or incorporation by reference therein.

(d)    The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, any such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(e)    The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to provide reasonable assurance that all information concerning the Company that could have a material effect on the financial statements is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Such internal controls are designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company’s principal executive officer and its principal financial officer have disclosed, based on the most recent evaluation of internal control over financial reporting prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (and made available to Parent a summary of the significant aspects of such disclosure, if any) (i) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (ii) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company is in compliance in all material respects with the applicable listing and other rules and regulations of Nasdaq.

(f)    Section 3.5(f) of the Company Disclosure Schedule contains a true, correct and complete list of all Indebtedness of the Company and its Subsidiaries as of the date hereof with respect to a principal amount in excess of $1,000,000, other than Indebtedness reflected in the Company Balance Sheet or otherwise included in the Company SEC Reports.

3.6    No Undisclosed Liabilities. Except as disclosed in the Company Balance Sheet and except for liabilities incurred in the Ordinary Course of Business since the date of the Company Balance Sheet and liabilities incurred in connection with the entry into this Agreement and the consummation of the Merger, the Company and its Subsidiaries do not have any liabilities of any nature required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries that, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect.

3.7    Absence of Certain Changes or Events.

(a)    Since the date of the Company Balance Sheet, there has not been a Company Material Adverse Effect.

(b)    From the date of the Company Balance Sheet until the date of this Agreement, except as contemplated hereby and any COVID-19 Responses, the business of the Company and its Subsidiaries, taken as a whole, has been conducted in the Ordinary Course of Business.

(c)    From the date of the Company Balance Sheet through the date hereof, the Company has not taken action that would be prohibited by Section 5.1 (other than paragraphs (b), (g), (h) and (k) of Section 5.1 and paragraph (o) of Section 5.1 as it relates to paragraphs (b), (g), (h) and (k) of Section 5.1), if taken or proposed to be taken after the date hereof.

3.8    Taxes. Except for matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect:

(a)    The Company and each of its Subsidiaries has timely filed all Tax Returns that it was required to file, and all such Tax Returns are correct and complete. No extension of time within which to file any such Tax Return is in effect. The Company and each of its Subsidiaries has paid (or caused to be paid) on a timely basis all Taxes due and owing (whether or not shown on any Tax Return) by the Company and/or its Subsidiaries, other than Taxes that are being contested in good faith through appropriate proceedings and for which the most recent financial statements contained in the Company SEC Reports reflect an adequate reserve in accordance with GAAP.

(b)    No waiver of any statute of limitations related to Taxes for which the Company or any of its Subsidiaries may be liable is in effect, and no written request for such a waiver is outstanding.

(c)    As of the date of this Agreement, no examination, suit, claim, audit or assessment with respect to Taxes of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or has been proposed or threatened in writing. There are no Liens for Taxes on any of the assets or properties of the Company or any of its Subsidiaries.

(d)    All Taxes which the Company or any of its Subsidiaries is required by law to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate Governmental Entity.

(e)    Neither the Company nor any of its Subsidiaries has ever been a member of any Company Group other than each Company Group of which it is presently a member, and neither the Company nor any of its Subsidiaries presently has or has had any direct or indirect ownership interest in any corporation, partnership, joint venture or other entity (other than the Subsidiaries).

(f)    Neither the Company nor any of its Subsidiaries has any liability for any Taxes of any Person (other than the Company and its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of Tax law in any jurisdiction) or as a transferee or successor, or (ii) pursuant to any Tax sharing or Tax indemnification agreement or other contract (other than pursuant to commercial agreements or arrangements that are not primarily related to Taxes).

(g)    No Governmental Entity (whether within or without the United States) in which the Company or any of its Subsidiaries has not filed a particular type of Tax Return or paid a particular type of Tax has asserted in writing that the Company or such Subsidiary is required to file such Tax Return or pay such type of Tax in such taxing jurisdiction.

(h)    Neither the Company nor any of its Subsidiaries has distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company or any of its Subsidiaries been distributed, in a transaction to which Section 355 of the Code (or any similar provision of state, local or foreign law) applies in the two years prior to the date of this Agreement.

(i)    Neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j)    There are no Tax rulings, requests for rulings, or closing agreements relating to Taxes for which the Company or any of its Subsidiaries may be liable that could affect the Company’s or any Subsidiary’s liability for Taxes for any taxable period ending after the Closing Date.

(k)    Neither the Company nor any of its Subsidiaries has filed any amended Tax Return or other claim for a refund as a result of, or in connection with, the carry back of any net operating loss or other attribute to a year prior to the taxable year including the Closing Date under Section 172 of the Code, as amended by Section 2303 of the CARES Act, or any corresponding or similar provision of other applicable law.

(l)    The Company has (i) materially complied with all legal requirements to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) to the extent applicable, materially complied with all legal requirements and duly accounted for any available tax credits under Sections 7001 through 7005 of the Families First Act and (iii) has not received or claimed any tax credits under Section 2301 of the CARES Act.

3.9    Real Property.

(a)    Section 3.9(a) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all real property that the Company or any of its Subsidiaries owns. With respect to each such item of owned real property, except for such matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect, the Company or the applicable Subsidiary has good and clear record and marketable title to such property, insurable by a recognized national title insurance company at standard rates, free and clear of any security interest, easement, covenant or other restriction, except for recorded easements, covenants and other restrictions which do not materially impair the current uses or occupancy of such property.

(b)    Section 3.9(b) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all Company Leases and the location of the premises subject thereto. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Lease is in default under any of the Company Leases, except where the existence of such defaults, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any Person other than the Company and its Subsidiaries. The Company has made available to the Parent complete and accurate copies of all Company Leases.

(c)    Except as, individually or in the aggregate, has not had and would not be reasonably likely to have a Company Material Adverse Effect (i) each Company Lease is in full force and effect except to the extent it has previously expired in accordance with its terms, (ii) neither the Company nor any of its Subsidiaries has received any written notice regarding any violation or breach or default under any Company Lease that has not been cured and (iii) the Company and its Subsidiaries hold a valid and existing leasehold interest in the real property covered under the Company Leases.

3.10    Intellectual Property.

(a)    Section 3.10(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been applied for, issued or registered.

(b)    Except as would not have, or be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each item of Company Registered Intellectual Property is subsisting and, to the Company’s Knowledge, valid and (other than applications) enforceable; (ii) no Company Registered Intellectual Property is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the Company’s Knowledge, no such proceeding is or has been threatened with respect to any Company Registered Intellectual Property; and (iii) the Company or one of its Subsidiaries owns exclusively, free and clear of all Liens, all right, title and interest in and to all Company Intellectual Property.

(c)    To the Company’s Knowledge, the Company and its Subsidiaries own, or are licensed or otherwise possess valid and legally enforceable rights to use, all Intellectual Property used by the Company and its Subsidiaries in the conduct of the business of the Company and its Subsidiaries as currently conducted (in each case excluding generally commercially available, off the shelf, software programs), except as would not have, or be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)    To the Company’s Knowledge, the conduct of the business of the Company and its Subsidiaries, as currently conducted, does not infringe, violate or constitute a misappropriation of any Intellectual Property of any third party, except for such infringements, violations and misappropriations that would not have, or be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Between January 1, 2018 and the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written (or, to the Company’s Knowledge, non-written) claim or notice from any Person (i) alleging any such infringement, violation or misappropriation or (ii) advising that such Person is challenging or threatening to challenge the ownership, use, validity or enforceability of any Company Intellectual Property, except, in each case in clauses (i) and (ii), for any such infringement, violation, misappropriation or challenge that would not have, or be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s Knowledge, there are no pending or threatened Legal Proceedings against the Company or any of its Subsidiaries challenging the right of the Company or any of its Subsidiaries to exploit any Intellectual Property that is exploited or used in the conduct of the business of the Company or any of its Subsidiaries as currently conducted or challenging the ownership by the Company or any of its Subsidiaries of any Company Intellectual Property.

(e)    The Company and its Subsidiaries have implemented commercially reasonable measures to protect the Company Intellectual Property, including any Trade Secrets forming a part of the Company Intellectual Property. To the Company’s Knowledge, except as would not have, or be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, such Trade Secrets, including the source code of any Software forming a part of the Company Intellectual Property (collectively, “Company Software”), have not been used, disclosed to or discovered by any Person except as permitted pursuant to valid non-disclosure agreements which, to the Company’s Knowledge, have not been breached. No current or contingent rights have been granted to any Person other than the Company or its Subsidiaries to access or possess any source code (or other human-readable version) of any material Company Software.

(f)    To the Company’s Knowledge, no third party is infringing, violating or misappropriating any of the Company Intellectual Property, except for infringements, violations or misappropriations that would not have, or be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has initiated any Legal Proceeding that is currently pending against any other Person, alleging or claiming that such Person is infringing, misappropriating or violating any Company Intellectual Property.

(g)    Except as would not have, or be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, no Company Software uses or incorporates, or is derived from, any Open Source Software in a manner that requires: (i) the licensing or provision of source code (or other human-readable version) of such Company Software to any Person; (ii) any Company Software to be licensed for the purpose of creating derivative works; or (iii) any Company Software to be redistributed at no charge.

(h)    To the Company’s Knowledge, neither the execution, delivery, nor performance of this Agreement, nor the consummation of the Transactions, will impair the right of the Company and its Subsidiaries to use, develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, perform, display, distribute, license or dispose of any Intellectual Property, in each case that is used or exploited in the conduct of the business of Company or any of its Subsidiaries as currently conducted, except where any such impairment would not have, or be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(i)    Except for matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect, the Company and each of its Subsidiaries (i) maintains written policies, processes and procedures designed to ensure the security, integrity and privacy of Company Data that is received, transmitted, stored or otherwise Processed by the Company and each of its Subsidiaries, in accordance with Privacy Requirements; and (ii) is in compliance with such policies, Company Privacy Policies and all applicable

Privacy Requirements. Except for matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect, the Company and each of its Subsidiaries has not (A) to the Company’s Knowledge, suffered a security breach relating to, unauthorized access to, or any unauthorized use, disclosure, losses or theft of, Personal Information received, or transmitted, by, or in the possession, custody or control of the Company or any of its Subsidiaries or any third party service providers that Process Company Data that required notification to any Governmental Entity or Person, or (B) received a written notice (including any enforcement notice), from a Governmental Entity alleging noncompliance or potential noncompliance with any Privacy Requirements or Company Privacy Policies relating to its Processing of Personal Information.

3.11    Contracts.

(a)    The Company has made available to the Parent a copy of each Company Material Contract to which the Company is a party as of the date of this Agreement.

(b)    Each Company Material Contract is in full force and effect except to the extent it has previously expired in accordance with its terms or where the failure to be in full force and effect, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Company Material Contract, except for violations or defaults that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(c)    Since January 1, 2018, neither the Company nor any of its Subsidiaries has entered into any transaction that would be subject to disclosure pursuant to Item 404 of Regulation S-K that has not been disclosed in the Company SEC Reports.

3.12    Litigation. As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending and of which the Company has been notified or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, in each case that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. As of the date of this Agreement, there are no judgments, orders or decrees outstanding against the Company or any of its Subsidiaries that, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect.

3.13    Environmental Matters.

(a)    Except for matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect: (i) neither the Company nor any of its Subsidiaries is, nor at any time since January 1, 2018 has been, in violation of any Environmental Law; (ii) the Company and its Subsidiaries have all permits, licenses, approvals, registrations and other authorizations required under any Environmental Law (“Environmental Permits”), the Company and its Subsidiaries are in compliance with such Environmental Permits, such Environmental Permits are in full force and effect, and there are no Legal Proceedings pending, or to the Company’s Knowledge, threatened, that seek the revocation, cancellation, suspension or adverse modification thereof; (iii) since January 1, 2018, there has been no Release of Hazardous Substances by the Company or any of its Subsidiaries or, to the Company’s Knowledge, any other Person at any real property owned, leased or used by the Company or any of its Subsidiaries that would reasonably be expected to result in a liability to the Company or any of its Subsidiaries; and (iv) neither the Company nor any of its Subsidiaries has between January 1, 2018 and the date hereof received any written notice of or agreed to or agreed to assume (by contract or operation of law) any obligation, liability, order, settlement, judgment, injunction or decree arising under Environmental Laws.

(b)    The only representations and warranties of the Company in this Agreement as to any environmental matters or any other obligation or liability with respect to Hazardous Substances or materials of environmental concern are those contained in this Section 3.13. Without limiting the generality of the foregoing, the representations and warranties contained in Sections 3.15 and 3.16 do not relate to environmental matters.

3.14    Employee Benefit Plans.

(a)    Section 3.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of all material Company Employee Plans and identifies the country in which such Company Employee Plan is maintained.

(b)    With respect to each Company Employee Plan in effect on the date of this Agreement, the Company has made available to the Parent a complete and accurate copy of (i) the plan document and any amendments thereto for such Company Employee Plan, (ii) the most recent annual report (Form 5500) required to have been filed with the U.S. Department of Labor, including all schedules thereto, if any, (iii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Company Employee Plan, (iv) the most recent determination letter (or, if applicable, opinion or advisory letter), if any, from the IRS, and (v) any non-routine correspondence to or from any Governmental Entity within the three years preceding the date of this Agreement.

(c)    Each Company Employee Plan has been maintained, funded, operated, and administered in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms, except for failures to so maintain, fund, operate, or administer such Company Employee Plan as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. As of the date hereof, there are no material Legal Proceedings pending or, to the Company’s Knowledge, threatened on behalf of or against any Company Employee Plan, the assets of any trust pursuant to any Company Employee Plan, or the plan sponsor, plan administrator or any fiduciary of any Company Employee Plan with respect to the administration or operation of such plans, other than (i) routine claims for benefits that have been or are being handled through an administrative claims procedure or (ii) Legal Proceedings that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)    With respect to the Company Employee Plans, there are no benefit obligations for which contributions have not been made or properly accrued to the extent required by GAAP, except for failures to make such contributions or accruals for contributions as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(e)    All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the IRS to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or are based on prototype or volume submitter documents that, to the Company’s Knowledge, have received such letters, and no such determination letter has been revoked and revocation has not been threatened, and no act or omission has occurred, that would adversely affect its qualification except, in each case, as is not, individually or in the aggregate, reasonably likely to give rise to a material liability of the Company.

(f)    None of the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates (i) maintains or has maintained, sponsors or participates in or sponsored or participated in, contributes or contributed to or is has been obligated to contribute to, or otherwise has liability with respect to (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (ii) a multiple employer plan (within the meaning of Section 4063 or Section 4064 of ERISA) or (iii) a plan subject to Section 302 of ERISA, Section 412 of the Code, or Title IV of ERISA. No Company Employee Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(g)    Neither the Company nor any of the Company’s Subsidiaries is a party to any written agreement with any stockholders, director, executive officer or other key employee of the Company or any of its

Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee.

(h)    None of the execution and delivery of this Agreement or the consummation of the Merger will, either alone or in conjunction with any other event (whether contingent or otherwise), except as contemplated by this Agreement or required by applicable law, (i) result in, or accelerate the time of any material payment or vesting of, any material payment (including severance, change in control, stay or retention bonus or otherwise) becoming due under any Company Employee Plan; (ii) materially increase any compensation or benefits otherwise payable under any Company Employee Plan; (iii) result in the forfeiture of any material compensation or benefits under any Company Employee Plan; (iv) trigger any other material obligation under, or result in the material breach or violation of, any Company Employee Plan, or (v) result in the payment of any compensation or benefits to any Person who would be a “disqualified individual” (as defined in Section 280G of the Code) that would reasonably be expected to constitute an “excess parachute payment” (as defined in Section 280G of the Code).

(i)    Each Company Employee Plan that is subject to Section 409A of the Code complies in all material respects with, and the Company and all Subsidiaries of the Company have materially complied in practice and operation with, all applicable requirements of Section 409A of the Code.

(j)    None of the Company Employee Plans promises or provides post-termination retiree medical or other retiree welfare benefits (other than severance and severance-related compensation) to any Person, except as required by applicable law or where the liabilities of the Company and its subsidiaries are not reasonably expected to be material.

(k)    With respect to each Company Employee Plan that is maintained for employees located outside of the United States (each, a “Foreign Employee Plan”), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) if any such Foreign Employee Plan is intended to qualify for special tax treatment, such Foreign Employee Plan meets the requirements for such treatment and (ii) each Foreign Employee Plan that is required to be registered by the Company and the Company’s Subsidiaries has been registered and has been maintained in good standing with the applicable Governmental Entities.

3.15    Compliance With Laws.

(a)    The Company and each of its Subsidiaries is, and since January 1, 2018 has been, in compliance with, and is not in violation of, any applicable statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(b)    Since January 1, 2018, the Company and each Subsidiary has complied with, and is not in violation of, Anti-Corruption Laws, except, in each case, for any such violation that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2018, neither the Company nor any Subsidiary has received any written or, to the Company’s Knowledge, oral notice with respect to any violation of Anti-Corruption Laws. The Company and each Subsidiary has implemented and maintained in effect policies and procedures reasonably designed to ensure compliance by the Company and each Subsidiary of the Company, and their respective Representatives, with Anti-Corruption Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There are no pending or, to the Company’s Knowledge, threatened claims or Legal Proceedings against the Company or any Subsidiary of the Company, or any of their respective Representatives (in their capacities as such or relating to their employment, services or relationship with the Company or any Subsidiary), related to Anti-Corruption Laws, and, to the Company’s Knowledge, there are no actions, conditions or circumstances pertaining to the Company or any Subsidiary of the Company, or any of their respective Representatives, that would reasonably be expected to give rise to any future claims with respect to Anti-Corruption Laws, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)    Since January 1, 2018, the Company and its Subsidiaries have been in compliance with the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (ITAR) (22 C.F.R. 120 et seq.), the Export Administration Regulations (15 C.F.R. 730 et seq.) and associated executive orders, the laws implemented by the Office of Foreign Assets Controls, United States Department of the Treasury and all other applicable export control or asset control laws, including those administered by the U.S. Department of Commerce, the U.S. Department of State, and the U.S. Department of the Treasury, except in each case for failures to comply that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect.

3.16    Permits; Regulatory Matters. The Company and its Subsidiaries have, and since January 1, 2018 have had, all authorizations, permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted, except for such authorizations, permits, licenses and franchises the absence of which, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect (the “Company Permits”). The Company Permits are, and since January 1, 2018 have been, in full force and effect, except for any failures to be in full force and effect that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. The Company and each of its Subsidiaries are, and since January 1, 2018 have been, in compliance with the terms of the Company Permits, except for such failures to comply that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

3.17    Labor Matters.

(a)    The Company and its Subsidiaries are, and since January 1, 2018 have been, in compliance with all applicable laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, wage payment, employee record keeping, fair employment practices, terms and conditions of employment, occupational safety and health, plant closings, withholding of taxes, equal employment opportunity, reasonable accommodations, employee leave issues, employment discrimination, harassment, or retaliation, overtime compensation, whistle-blowing, child labor, hiring, promotion and termination of employees (including the WARN Act), working conditions, meal and break periods, privacy, and employee classification (both as exempt/non-exempt and as contractor/employee), except for such failures to comply that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. The Company and its Subsidiaries are not liable for any failure to pay or delinquency in paying any wages, salaries, wage premiums, commissions, bonuses, fees and other compensation that have come due and payable prior to the Closing Date to its current and former employees and independent contractors under applicable laws, contracts or company policy except for any such failures that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Except as set forth on Schedule 3.17(a) of the Company Disclosure Schedule, there is no pending or, to the Company’s Knowledge, threatened Legal Proceedings in respect of any such applicable employment or labor laws (including any employment discrimination charge or employment-related multi-claimant or class action claims) against the Company or its Subsidiaries, nor, to the Company’s Knowledge, is there any basis therefor except for Legal Proceedings that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(b)    As of the date of this Agreement, neither the Company nor any of its Subsidiaries is or has been a party to, is or has been bound by, is or has been negotiating, or has been asked to negotiate a collective bargaining agreement or other agreement or understanding with any labor organization since January 1, 2018. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. As of the date of this Agreement, there are no pending or, to the Company’s Knowledge, threatened labor strikes, disputes, walkouts, work stoppages, slow-downs, lockouts, grievances, unfair labor practice charges or proceedings, or other disputes involving a labor organization or with respect to unionization or collective bargaining, involving the Company or any of its Subsidiaries that, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect.

3.18    Insurance. Except as has not had and would not be reasonably likely to, individually or in the aggregate, have a Company Material Adverse Effect, (a) all insurance policies of the Company and its Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, (b) the Company and its Subsidiaries are not in default under any such insurance policy and (c) no written notice of cancelation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.

3.19    Opinion of Financial Advisor. The Company Board has received the opinion of each of Centerview Partners LLC and Goldman Sachs & Co. LLC to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid to the holders of Company Common Stock (other than holders of Excluded Shares, Dissenting Shares and shares held by any Affiliate of the Company or Parent) pursuant to this Agreement is fair, from a financial point of view, to such holders.

3.20    Section 203 of the DGCL. Assuming the accuracy of the representations and warranties of the Parent and the Merger Sub in Section 4.8, the Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203 of the DGCL) shall not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

3.21    Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action or agreement of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except as disclosed in Section  3.21 of the Company Disclosure Schedule.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE MERGER SUB

The Parent and the Merger Sub, jointly and severally, represent and warrant to the Company that the statements contained in this Article IV are true and correct.

4.1    Organization, Standing and Power. Each of the Parent and the Merger Sub is a corporation duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business. Each of the Parent and the Merger Sub, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification legally required, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Parent Material Adverse Effect. Parent has delivered or made available to the Company complete and correct copies of the certificate of incorporation and bylaws, or similar organizational documents as amended through the date of this Agreement, of Merger Sub and Parent.

4.2    Authority; No Conflict; Required Filings and Consents.

(a)    Each of the Parent and the Merger Sub has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement by the Parent as the sole stockholder of the Merger Sub (which shall occur immediately after the execution and delivery of this Agreement), to consummate the transactions contemplated hereby. The execution and delivery of, and the consummation of the transactions contemplated by, this Agreement by the Parent and the Merger Sub have been duly authorized by all necessary corporate action on the part of each of the Parent and the Merger Sub, subject to the adoption of this Agreement by the Parent as the sole stockholder of the Merger Sub (which shall occur immediately after the execution and delivery of this Agreement). This Agreement has been duly executed and delivered by each of the Parent and the Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the valid and binding obligation of each of the Parent and the Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)    The execution and delivery of this Agreement by each of the Parent and the Merger Sub do not, and the consummation by the Parent and the Merger Sub of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation, bylaws or other organizational documents of the Parent or the Merger Sub, (ii) conflict with, or result in any violation or breach of, or constitute a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Parent or the Merger Sub is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i), (ii), (iii), (iv) and (v) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Parent or the Merger Sub or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect.

(c)    No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of common stock of the Parent are listed for trading is required by or with respect to the Parent or the Merger Sub in connection with the execution and delivery of this Agreement by the Parent or the Merger Sub or the consummation by the Parent or the Merger Sub of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act and any requirements under other applicable Antitrust Laws, (ii) the filing of the Certificate of Merger with the Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Proxy Statement under the Exchange Act, (iv) the filing of such reports, schedules or materials under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities laws, and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, are not reasonably likely to have a Parent Material Adverse Effect.

(d)    No vote of the holders of any class or series of the Parent’s capital stock or other securities is necessary for the consummation by the Parent of the transactions contemplated by this Agreement.

4.3    Information Provided. The information supplied or to be supplied by or on behalf of the Parent for inclusion in the Proxy Statement, on the date the Proxy Statement is first mailed to holders of shares of Company Common Stock, at the time of any amendment or supplement thereto and at the time of the Company Stockholders Meeting, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they shall be made, not misleading in any material respect.

4.4    Operations of the Merger Sub. The Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.5    Financing. Parent has delivered to the Company true and complete copies, including all exhibits and schedules thereto, of (a) the executed commitment letter, dated as of November 1, 2020 (the “Equity Funding Letter”), from the Guarantors, pursuant to which the Guarantors have agreed to make an equity investment in Parent, subject only to the terms and conditions therein, in cash in the aggregate amount set forth therein (the “Equity Financing”), and (b) the executed commitment letter and Redacted Fee Letter, dated as of November 1, 2020 (collectively, the “Debt Commitment Letter” and, together with the Equity Funding Letter, the “Financing Letters”), among Merger Sub and the financial institutions party thereto, pursuant to which such financial institutions have agreed to provide, subject only to the terms and conditions therein, debt financing in the amounts set forth therein (being collectively referred to as the “Debt Financing” and, together with the Equity Financing, collectively referred to as the “Financing”) for purposes of, among other things, financing the Transactions, the related fees and expenses to be incurred by Parent in connection therewith and for the other purposes set forth in such Debt Commitment Letter. The Company is an express third-party beneficiary of the Equity Funding Letter, which provides that Parent and the Guarantors will not oppose the granting of an injunction, specific performance or other equitable relief in connection with the exercise of such third-party beneficiary rights in accordance with the terms of the Equity Funding Letter. As of the date of this Agreement, neither of the Financing Letters has been amended or modified, no such amendment or modification is contemplated, none of the respective commitments contained in such letters have been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or rescission is contemplated; provided, that the existence or exercise of any “market flex” provisions contained in the Debt Commitment Letter shall not be deemed to constitute a modification or amendment of the Debt Commitment Letter. Parent or Merger Sub has fully paid or caused to be paid any and all commitment fees or other fees required to be paid by it in connection with the Financing Letters that are payable on or prior to the date hereof. Assuming the Financing is funded in accordance with the Financing Letters on the Closing Date, the net proceeds contemplated by the Financing Letters (after netting out applicable fees, expenses, original issue discount and similar premiums and charges and after giving effect to the maximum amount of flex (including original issue discount flex) provided under the Debt Commitment Letter) will in the aggregate be sufficient for Merger Sub and the Surviving Corporation to pay the aggregate Merger Consideration (and any repayment or refinancing of debt contemplated by, or required in connection with the transactions described in, this Agreement, the Equity Funding Letter or the Debt Commitment Letter) and any other amounts required to be paid in connection with the consummation of the Transactions (including all amounts payable in respect of Company Stock Options, Company RSUs and Company RSAs under this Agreement) and to pay all related fees and expenses of Parent and Merger Sub (collectively, the “Required Amount”). The Financing Letters are (x) legal, valid and binding obligations of Parent and Merger Sub, as applicable, and, to Parent’s and Merger Sub’s knowledge, each of the other parties thereto, (y) enforceable in accordance with their respective terms against Parent and Merger Sub, as applicable, and each of the other parties thereto, in each case except as such enforceability may be limited by the Bankruptcy and Equity Exception, and (z) in full force and effect. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub or, to Parent’s or Merger Sub’s knowledge, any other parties thereto under the Equity Funding Letter or the Debt Commitment Letter. As of the date of this Agreement, subject to the satisfaction of the conditions contained in Section 7.3(a) and 7.3(b), Parent does not have any reason to believe that (i) it or any of the other parties to the Financing Letters will be unable to satisfy on a timely basis any term or condition of the Financing Letters required to be satisfied by it, (ii) the conditions thereof will not otherwise be satisfied or (iii) the full amount of the Financing needed to fund the Required Amount will not be available on the Closing Date. The only conditions precedent or other contingencies (including, if applicable, as related to the “market flex” provisions) related to the obligations of the Guarantors to fund the full amount of the Equity Financing and the lenders to fund the full amount of the Debt Financing are those expressly set forth in the Equity Funding Letter and the Debt Commitment Letter, respectively. As of the date of this Agreement, there are no side letters or other contracts or arrangements (other than customary engagement and fee credit letters with respect to any offering of debt securities referenced in the Debt Commitment Letter, in each case that does not impact the conditionality or amount of the Financing and would not reasonably be expected to prevent, impair or delay the consummation of the Financing) to which Parent or any of its Affiliates is a party related to the funding of all or any portion of the Financing necessary to fund the Required Amount other than as expressly contained in the Financing Letters and delivered to the Company prior to the execution and delivery of this Agreement.

4.6    Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company the duly executed limited guarantee of the Guarantors, dated as of the date of this Agreement, in favor of the Company in respect of Parent’s obligation to pay the Parent Termination Fee and Parent’s and Merger Sub’s other payment or reimbursement obligations arising under, or in connection with, this Agreement and the Transactions, up to the aggregate amount set forth therein (collectively with all exhibits, schedules, annexes and amendments thereto, the “Guarantee”). The Guarantee is in full force and effect and is a legal, valid and binding obligation of each Guarantor, enforceable against such Guarantor in accordance with its terms, and no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of any Guarantor under the Guarantee.

4.7    Solvency. None of Parent, Merger Sub or any Guarantor is entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of Parent, Merger Sub or such Guarantor or any of their respective Subsidiaries or Affiliates or of the Company or any of its Subsidiaries. Assuming satisfaction or waiver of the conditions to Parent’s and Merger Sub’s obligation to consummate the Merger, and after giving effect to the Transactions, any alternative financing incurred in accordance with Section 6.14 and the payment of the aggregate Merger Consideration, any other repayment or refinancing of debt contemplated in this Agreement or the Financing Letters, payment of all amounts required to be paid in connection with the consummation of the Transactions, and payment of all related fees and expenses of Parent and Merger Sub, each of Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the Transactions. For the purposes of this Agreement, the term “Solvent”, when used with respect to any Person, means that, as of any date of determination, (a) the fair value of the assets of such Person and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such Person and its Subsidiaries on a consolidated basis, (b) the present fair saleable value of the property of such Person and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date and (d) such Person and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured.

4.8    Section 203 of the DGCL. Neither the Parent nor the Merger Sub, nor any of their respective “Affiliates” or “Associates” (as those terms are defined in Section 203 of the DGCL) (a) directly or indirectly “owns” (as such term is defined in Section 203 of the DGCL) or, within the past three (3) years, has “owned” (as such term is defined in Section 203 of the DGCL) beneficially or otherwise, any shares of Company Common Stock, any other securities of the Company or any options, warrants or other rights to acquire shares of Company Common Stock or other securities of the Company, or any other economic interest (through derivative securities or otherwise) in the Company, or (b) has been an “Affiliate” or “Associate” (as those terms are defined in Section 203 of the DGCL) of the Company at any time during the past three (3) years. Assuming the accuracy of the Company’s representations and warranties set forth in Section 3.2(a) and the second sentence of

Section 3.4(a), the restrictions contained in Section 203 of the DGCL do not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

4.9    Litigation. As of the date of this Agreement, there is no Legal Proceeding pending and of which the Parent has been notified or, to the Parent’s knowledge, threatened against the Parent or any of its Subsidiaries, in each case that, individually or in the aggregate, is reasonably likely to have a Parent Material Adverse Effect. As of the date of this Agreement, there are no judgments, orders or decrees outstanding against the Parent or any of its Subsidiaries that, individually or in the aggregate, is reasonably likely to have a Parent Material Adverse Effect.

4.10    Other Agreements or Understandings. There are no contracts, agreements or other arrangements or understandings (whether oral or written) or commitments to enter into contracts, agreements or other arrangements or understandings (whether oral or written) (a) between Parent, the Merger Sub, the Guarantors or any of their Affiliates, on the one hand, and any member of the Company’s management or the Company Board, on the other hand, or (b) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to adopt this Agreement or approve the Merger or agrees to vote against any Superior Proposal.

4.11    Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action or agreement of the Parent or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.

4.12    Independent Investigation. Each of the Parent and the Merger Sub acknowledges that it has conducted to its satisfaction its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and the Company’s Subsidiaries and that each of the Parent and the Merger Sub and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company and the Company’s Subsidiaries that it and its Representatives have desired or requested to review for such purpose, and that it and its Representatives have had a full opportunity to meet with the management of the Company and the Company’s Subsidiaries and to discuss the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and the Company’s Subsidiaries.

4.13    No Other Company Representations or Warranties. The Parent and the Merger Sub hereby acknowledge and agree that, except for the representations and warranties set forth in Article III (in each case as qualified and limited by the Company Disclosure Schedule), (a) none of the Company or any of its Subsidiaries, or any of its or their respective Affiliates, stockholders or Representatives, or any other Person, has made or is making any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to the Parent, the Merger Sub or any of their respective Affiliates, stockholders or Representatives, or any other Person, or, except as otherwise expressly set forth in this Agreement, had or has any duty or obligation to provide any information to the Parent, the Merger Sub or any of their respective Affiliates, stockholders or Representatives, or any other Person, in connection with this Agreement, the transactions contemplated hereby or otherwise, and (b) to the fullest extent permitted by law, none of the Company or any of its Subsidiaries, or any of its or their respective Affiliates, stockholders or Representatives, or any other Person, will have or be subject to any liability or indemnification or other obligation of any kind or nature to the Parent, the Merger Sub or any of their respective Affiliates, stockholders or Representatives, or any other Person, resulting from the delivery, dissemination or any other distribution to the Parent, the Merger Sub or any of their respective Affiliates, stockholders or Representatives, or any other Person, or the use by the Parent, the Merger Sub or any of their respective Affiliates, stockholders or Representatives, or any other Person, of any such information provided or made available to any of them by the Company or any of its Subsidiaries, or any of its or their respective Affiliates, stockholders or Representatives, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to the Parent, the Merger Sub or any of their respective Affiliates, stockholders, or Representatives, or any other Person, in “data rooms,” confidential information memoranda, management presentations or otherwise in anticipation or contemplation of the Merger or any other transaction contemplated by this Agreement, and (subject to the express representations and warranties of the Company set forth in Article III (in each case as qualified and limited by the Company Disclosure Schedule)) none of the Parent, the Merger Sub or any of their respective Affiliates, stockholders or Representatives, or any other Person, has relied on any such information (including the accuracy or completeness thereof) or any representations or warranties or other statements or omissions that may have been made by the Company or any Person with respect to the Company other than the representations and warranties set forth in this Agreement. The Parent and the Merger Sub each expressly disclaims any obligation or duty by the Company to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in this Agreement.

4.14    Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by the Parent and the Merger Sub and their respective Affiliates, stockholders and Representatives, the Parent and the Merger Sub and their respective Affiliates, stockholders and Representatives have received and may continue to receive after the date hereof (including pursuant to Section 6.3(b)) from the Company and its Affiliates, stockholders and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. The Parent and the Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which the Parent and the Merger Sub are familiar, that the Parent and the Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that the Parent and the Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective Affiliates, stockholders or Representatives, or any other Person, with respect thereto. Accordingly, the Parent and the Merger Sub hereby acknowledge and agree that none of the Company or any of its Subsidiaries, nor any of their respective Affiliates, stockholders or Representatives, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).

ARTICLE V

CONDUCT OF BUSINESS

5.1    Covenants of the Company. Except (w)(1) as required by applicable law, (2) by any Company Material Contract that has been made available to Parent or other agreement, plan or arrangement in effect on the date hereof that is listed in the Company Disclosure Schedule, or (3) as taken in connection with any COVID-19 Responses (clauses (1) through (3), the “Specified Exceptions”), (x) as otherwise expressly contemplated or permitted by this Agreement, (y) as set forth in Section 5.1 of the Company Disclosure Schedule, or (z) with the Parent’s consent (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to act and carry on its business in the Ordinary Course of Business, to preserve intact its business organization and to preserve satisfactory business relationships with material customers, suppliers, licensors, licensees, distributors, lessors and others having material business dealings with the Company or its Subsidiaries. Except (w) with respect to the Specified Exceptions (other than as applied to Section 5.1(a), Section 5.1(b), or Section 5.1(k)), (x)

as otherwise expressly contemplated or permitted by this Agreement, (y) as set forth in Section 5.1 of the Company Disclosure Schedule, or (z) with the Parent’s consent (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following:

(a)    (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property or any combination thereof) in respect of, any of its capital stock or other equity or voting interests (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent), (ii) adjust, split, combine, divide, subdivide, reverse split, recapitalize or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities or voting interests; (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iii), for (A) the acquisition or redemption of shares of capital stock of wholly owned Subsidiaries of the Company or (B) the acquisition of Company Common Stock (1) from holders of Company Stock Options in full or partial payment of the exercise price, to the extent required or permitted under the terms thereof, (2) from holders of Company Stock Options, Company RSUs or Company RSAs in full or partial payment of any applicable Taxes payable by such holder upon exercise or vesting thereof, as applicable, to the extent required or permitted under the terms thereof or (3) from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price or forfeiture of shares for no consideration, in each case under this clause (3) in connection with any termination of services to the Company or any of its Subsidiaries; (iv) modify the terms of any shares or other equity or voting interest of the Company; or (v) enter into any agreement with respect to the voting or registration of shares or other equity or voting interest of the Company;

(b)    except as permitted by Section 5.1(k), issue, deliver, sell, grant, pledge or otherwise dispose of or subject to any Lien (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, equity awards or otherwise) any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (or instruments for cash based on the value of any such securities), in each case other than (i) the issuance of shares of capital stock of wholly owned Subsidiaries of the Company in connection with capital contributions, (ii) the issuance of shares of Company Common Stock (A) upon the exercise of Company Stock Options outstanding on the date of this Agreement or (B) upon settlement of Company RSUs outstanding on the date of this Agreement or (iii) the vesting of Company RSAs outstanding on the date of this Agreement;

(c)    amend the Company’s or any of its Subsidiaries’ certificate of incorporation, bylaws or other comparable charter or organizational documents (whether by merger, consolidation or otherwise);

(d)    acquire (i) by merging, amalgamating or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, directly or indirectly, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets, securities, properties or interests that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole, except purchases of inventory and raw materials in the Ordinary Course of Business;

(e)    sell, lease, license, pledge, or otherwise dispose of or subject to any Lien any properties or assets of the Company or of any of its Subsidiaries, tangible or intangible (including any Company Intellectual Property), in each case with a value in excess of $250,000 individually or $1,000,000 in the aggregate, and other than (1) the sale, lease or licensing of products or services of the Company or its Subsidiaries or other materials embodying Company Intellectual Property in the Ordinary Course of Business; (2) the assignment or abandonment of immaterial Company Intellectual Property in connection with the exercise of the reasonable business judgment of the Company or its Subsidiaries in the Ordinary Course of Business; (3) the abandonment of trade secrets in the Ordinary Course of Business and to the extent not desirable to maintain for the conduct of the business of the Company or its Subsidiaries; and (4) the sale or other disposition of obsolete assets of the Company or its Subsidiaries in the Ordinary Course of Business;

(f)    adopt any stockholder rights plan or similar arrangement;

(g)    (i) incur or assume any Indebtedness (including any long-term or short-term debt) or assume or guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) any such Indebtedness of another Person (other than to the Company or one of its wholly-owned Subsidiaries), (ii) issue, sell or amend any debt securities, instruments or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities or instruments of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, or (iii) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the Ordinary Course of Business) or capital contributions to, or investment in, any other Person, other than the Company or any of its direct or indirect wholly owned Subsidiaries, provided, however, that the Company may incur Indebtedness in the Ordinary Course of Business in an amount not to exceed $2,000,000 in aggregate incremental outstanding principal (other than accrued but unpaid interest) pursuant to (A) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities, supplier financing programs or cash management programs, (B) Indebtedness under the Credit Facility or other existing arrangements (including in respect of letters of credit) or (C) pursuant to investments in short-term deposits in the Ordinary Course of Business;

(h)    make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $11,000,000 in the aggregate for the Company and its Subsidiaries, taken as a whole, other than as included in the Company’s budget for capital expenditures previously made available to the Parent;

(i)    make any material changes in accounting methods, principles or practices, except insofar as may be required by a change in law or GAAP;

(j)    (i) prepare or file any federal income or other material income Tax Return inconsistent with past practice, (ii) make, change or revoke any material Tax election, (iii) file any amended Tax Return with respect to a material amount of Taxes, (iv) settle or compromise any claim related to a material amount of Taxes, (v) enter into any closing agreement or similar agreement relating to Taxes, (vi) otherwise settle any dispute relating to a material amount of Taxes, (vii) surrender any right to claim a material Tax refund, offset or other reduction in Tax liability or (viii) request any ruling or similar guidance with respect to Taxes;

(k)    (i) adopt, enter into, terminate or amend any employment, consulting, change in control, severance, termination, retention or similar agreement or material Employee Benefit Plan for the benefit or welfare of any current or former director or executive officer (except in the Ordinary Course of Business and only if such arrangement is terminable on sixty (60) days’ or less notice without either a penalty or a termination payment or, for employment outside the United States, as required by applicable law) or any collective bargaining agreement, (ii) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director or executive officer (except for annual increases of salaries in the Ordinary Course of Business and bonuses consistent with arrangements set forth on Section 3.14(a) of the Company Disclosure Schedule), it being understood (for the avoidance of doubt) that the Company and its Subsidiaries may promote employees in the Ordinary Course of Business, (iii) accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options, restricted stock or restricted stock units, other than as contemplated by this Agreement or (iv) grant any stock options, restricted stock units, stock appreciation rights, stock based or stock related awards, performance units or restricted stock;

(l)    hire any employee with an annualized base salary rate in excess of $200,000 other than in replacement for a departing employee with substantially similar compensation or terminate or transfer any employee with an annualized base salary rate in excess of $200,000 other than for cause as determined by the Company or one of its subsidiaries in its reasonable discretion in accordance with applicable law;

(m)    propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, conversion, amalgamation, restructuring, recapitalization or other reorganization;

(n)    (i) except as permitted by and in accordance with Section 6.12, settle, release, waive or compromise any pending or threatened material Legal Proceeding or other claim, except for the settlement of any Legal Proceedings or other claim that is (A) reflected or reserved against in the Company Balance Sheet; or (B) for solely monetary payments of no more than $250,000 individually and $1,000,000 in the aggregate (net of insurance proceeds received and indemnity, contribution, or similar payments actually received) or (ii) commence any material Legal Proceeding;

(o)    enter into any joint venture, strategic alliance or similar legal partnership;

(p)    enter into, modify, amend or terminate any (a) contract (other than any Company Material Contract) that if so entered into, modified, amended or terminated would have a Company Material Adverse Effect; or (b) Company Material Contract except (i) in the Ordinary Course of Business (other than as would be in violation of Sections 5.1(a), 5.1(b) or 5.1(k)) or as permitted under Sections 5.1(a), 5.1(b) or 5.1(k), (ii) terminations as a result of a material breach or a material default by the counterparty or the expiration of such contract in accordance with its terms or (iii) amendments that are not adverse to the Company in any material respect;

(q)    engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

(r)    enter into any collective bargaining agreement or agreement to form a work council or other contract with any labor organization or works council (except to the extent required by applicable law); or

(s)    authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

5.2    Conduct of Business by the Parent and the Merger Sub Pending the Merger. The Parent and the Merger Sub agree that, during the Pre-Closing Period, (a) they shall not, directly or indirectly, without the prior consent of the Company, take or cause to be taken any action that would impair or prevent the consummation of the transactions contemplated by this Agreement and (b) the Merger Sub shall not engage in any activity of any nature except for activities related to or in furtherance of the Merger and the other transactions contemplated by this Agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1    No Solicitation.

(a)    No Solicitation or Negotiation. Except as set forth in this Section 6.1, until the Specified Time, neither the Company nor any of its Subsidiaries shall, and the Company shall instruct its Representatives not to, and shall not authorize or knowingly permit any of its Representatives to, directly or indirectly:

(i)    solicit, initiate or propose the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal;

(ii)    terminate, waive, amend or modify any provision of any existing confidentiality or standstill agreement with respect to a potential Acquisition Proposal, except as permitted by this Section 6.1(a); or

(iii)    other than informing Persons of the existence of the provisions of this Section 6.1, enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information for the purpose of encouraging or facilitating, any Acquisition Proposal or any proposal or inquiry that is reasonably expected to lead to an Acquisition Proposal.

Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, subject to compliance with Section 6.1(c), at any time prior to receipt of the Company Stockholder Approval the Company may (A) furnish non-public information with respect to the Company and its Subsidiaries to any Qualified Person (and the Representatives of such Qualified Person), pursuant to a confidentiality agreement not materially less restrictive with respect to the confidentiality obligations of the Qualified Person than the Confidentiality Agreement, provided that such confidentiality agreement shall not (x) grant any exclusive right to negotiate with such counterparty, (y) prohibit the Company from satisfying its obligations hereunder or (z) require the Company or its Subsidiaries to pay or reimburse the Company the counterparty’s fees, costs or expenses, (B) engage in discussions or negotiations (including solicitation of revised Acquisition Proposals) with any Qualified Person (and the Representatives of such Qualified Person) regarding any Acquisition Proposal, or (C) amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Company Common Stock with any Qualified Person; provided, however, that Company may only furnish such non-public information and engage in such discussions or negotiations if: (x) the Company and its Subsidiaries are not in material breach their obligations pursuant to this Section 6.1 and (y) the Company Board has determined that the failure to take the actions contemplated by this sentence would be reasonably likely to be inconsistent with its fiduciary obligations under applicable law and; and provided, further, however, that the Company will promptly make available to Parent any non-public information concerning the Company and its Subsidiaries that is provided to any such Person or its Representatives that was not previously made available to Parent.

(b)    No Change in Recommendation or Alternative Acquisition Agreement. Prior to the Specified Time:

(i)    the Company Board shall not, except as set forth in this Section 6.1, withhold, withdraw, qualify or modify, in a manner adverse to the Parent, the Company Board Recommendation;

(ii)    the Company Board shall publicly reaffirm the Company Board Recommendation within ten (10) Business Days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than three (3) separate occasions);

(iii)    the Company Board (or any committee thereof) shall not make or fail to make any recommendation or public statement in connection with a tender or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board (or a committee thereof) to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (it being understood that the Company Board (or a committee thereof) may refrain from taking a position with respect to an Acquisition Proposal until the close of business on the tenth (10th) Business Day after the commencement of a tender or exchange offer in connection with such Acquisition Proposal without such action being considered a violation of this Section 6.1(b) or a Company Board Recommendation Change);

(iv)    the Company Board shall not fail to include the Company Board Recommendation in the Proxy Statement;

(v)    the Company Board shall not, except as set forth in this Section 6.1, adopt, approve, endorse or recommend any Acquisition Proposal or any proposal that is reasonably expected to lead to an Acquisition Proposal (any action described in clauses (i) through (v), a “Company Board Recommendation Change”); and

(vi)    the Company shall not enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)).

Notwithstanding the foregoing or anything to the contrary set forth in this Agreement (including the provisions of this Section 6.1), at any time prior to receipt of the Company Stockholder Approval, the Company Board may effect a Company Board Recommendation Change in response to a Superior Proposal or an Intervening Event if: (i) the Company Board shall have determined in good faith (after consultation with outside counsel and outside financial advisor) that the failure to effect a Company Board Recommendation Change would be reasonably likely to be inconsistent with its fiduciary obligations under applicable law; (ii) so long as the Company and its Subsidiaries are not in material breach of their obligations pursuant to this Section 6.1 with respect to an Acquisition Proposal underlying such Company Board Recommendation Change; (iii) the Company has notified the Parent in writing that it intends to effect a Company Board Recommendation Change, describing in reasonable detail the reasons for such Company Board Recommendation Change (a “Recommendation Change Notice”) (it being understood that the Recommendation Change Notice shall not constitute a Company Board Recommendation Change or a Trigger Event for purposes of this Agreement); (iv) if requested by the Parent, the Company shall have made its Representatives available to negotiate (to the extent that Parent desires to so negotiate) with the Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement during the three (3) Business Day period following delivery by the Company to the Parent of such Recommendation Change Notice; and (v) if the Parent shall have delivered to the Company a written, binding and irrevocable offer to alter the terms or conditions of this Agreement during such three (3) Business Day period, the Company Board shall have determined in good faith (after consultation with outside counsel), after considering the terms of such offer by the Parent, that the failure to effect a Company Board Recommendation Change would still be reasonably likely to be inconsistent with its fiduciary obligations under applicable law; provided, however, that in the event of any material revisions to an Acquisition Proposal underlying a potential Company Board Recommendation Change, the Company will be required to notify Parent of such revisions and the applicable three (3) Business Day period described above shall be extended until two (2) Business Days after the time Parent receives notification from the Company of such revisions.

(c)    Notices to the Parent. The Company shall promptly (and in any event within one (1) Business Day) advise the Parent orally, with written confirmation to follow, of (i) the Company’s receipt of any written Acquisition Proposal, (ii) a summary of the material terms and conditions of any such Acquisition Proposal; (iii) all material written requests, proposals or offers (including any written documents containing material terms which relate to such requests, proposals or offers), including any proposed agreements and any material changes to the terms of the Acquisition Proposal, received by or made to the Company from any Person making an Acquisition Proposal; and (iv) the identity of the Person making any such Acquisition Proposal (unless, in the case of clause (iv), such disclosure is prohibited pursuant to the terms of any confidentiality agreement with such Person that is in effect on the date of this Agreement).

(d)    Certain Permitted Disclosure. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall prohibit the Company, any of its Subsidiaries or the Company Board from (i) taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder (none of which, in and of itself, shall be deemed to constitute a Company Board Recommendation Change), or (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose could be inconsistent with its obligations under applicable law, it being understood that nothing in the foregoing will be deemed to permit the Company or the Company Board (or a committee thereof) to effect a Company Board Recommendation Change other than in accordance with Section 6.1(b).

(e)    Cessation of Ongoing Discussions. The Company shall, and shall direct its Representatives to: (i) cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that would constitute (if made after the date of this Agreement), or could reasonably be expected to lead to, an Acquisition Proposal, (ii) request the prompt return or destruction of all non-public information concerning the Company or its Subsidiaries theretofore furnished to any Person with whom a confidentiality agreement in contemplation of an acquisition transaction was entered into at any time within the six (6) month period immediately preceding the date hereof and (iii) terminate all access granted to any such Persons or their respective Representatives referenced in clauses (i) and (ii) to any physical or electronic data room; provided, however, that the foregoing shall not in any way limit or modify any of the Company’s rights under the other provisions of this Section 6.1.

6.2    Nasdaq Listing. The Company shall use its commercially reasonable efforts to continue the listing of the Company Common Stock on Nasdaq. Each of the parties hereto agrees to cooperate with the other parties hereto and to use its reasonable best efforts to take or cause to be taken, all actions necessary to delist the Company Common Stock from Nasdaq as promptly as possible following the Effective Time and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting.

6.3    Confidentiality; Access to Information.

(a)    Except as expressly modified herein, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

(b)    During the Pre-Closing Period, the Company shall (and shall cause each of its Subsidiaries to) afford to the Parent’s Representatives, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not disrupt or interfere with business operations, to all of its books, contracts and records as the Parent shall reasonably request, and, during such period, the Company shall (and shall cause each of its Subsidiaries to) promptly make available to the Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information in the Company’s possession concerning its business, properties and assets as the Parent may reasonably request; provided, however, that the Company shall not be required to permit any inspection or other access, or to disclose any information, (A) other than as contemplated by Section 6.1, in connection with an Acquisition Proposal, Trigger Event, Recommendation Change Notice or Superior Proposal Notice, (B) that in the reasonable judgment of the Company would: (1) result in the disclosure of any trade secrets of any third party, (2) violate any legal requirement or contract or any obligation of the Company with respect to confidentiality or privacy, including under any privacy policy, or (3) jeopardize protections afforded the Company under the attorney-client privilege or the attorney work product doctrine, or (C) that the Company in good faith determines, in light of any COVID-19 Responses, that such access would reasonably be expected to jeopardize the health and safety of any employee of the Company or its Subsidiaries; provided, further, that the Company shall use commercially reasonable efforts to provide the information in clauses (A) through (C) to Parent in an alternative manner and limit the information it is otherwise unable to provide. Any such information shall be subject to the Confidentiality Agreement. Prior to the Closing, neither the Parent nor the Merger Sub shall (and each shall cause its Affiliates and Representatives not to) contact or communicate with any of the employees, customers, licensors or suppliers of the Company or any of its Subsidiaries, without the prior written consent of the Company.

6.4    Legal Conditions to the Merger.

(a)    Subject to the terms hereof, including Section 6.1, Section 6.4(b), Section 6.4(c) and Section 6.4(d), each party hereto shall each use its reasonable best efforts to:

(i)    take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;

(ii)    as promptly as practicable, obtain any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained by such party (or any of its Subsidiaries) from any Governmental Entity in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; provided, however, that in no event shall the Company or any of its Subsidiaries be required to pay any monies or agree to any material undertaking in connection with any of the foregoing;

(iii)    as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act, any other applicable Antitrust Laws and any related governmental request thereunder and (C) any other applicable law;

(iv)    contest and resist any action, including any administrative or judicial action, and seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (a “Restrictive Order”) which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement;

(v)    execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement; and

(vi)    with the prior written consent of Parent, seek all consents, waivers and approvals and delivering all notifications pursuant to any Company Material Contracts, in connection with this Agreement and the consummation of the Merger; provided, however, that in no event shall the Company or any of its Subsidiaries be required to pay any monies or agree to any material undertaking in connection with any of the foregoing.

The parties hereto shall cooperate with each other in connection with the making of all such filings and submissions contemplated by the foregoing clauses (ii) or (iii), including providing copies of all such documents to the non-filing Person and its advisors prior to filing and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith. Each party hereto shall use its reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable law in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, nothing contained in this Section 6.4(a) shall limit any obligation under any other provision in this Section 6.4.

(b)    Without limiting the generality of anything contained in this Section 6.4, each of the Parent and the Company shall as soon as reasonably practicable and in any event within five (5) Business Days following the date of this Agreement, if required, make an appropriate filing of a Notification and Report Form pursuant to the HSR Act (including seeking early termination of the waiting period under the HSR Act) with respect to the transactions contemplated by this Agreement. None of the Parent, the Merger Sub or the Company shall commit to or agree with any Governmental Entity to stay, toll or extend any applicable waiting period under the HSR Act or other applicable Antitrust Laws or enter into a timing agreement with any Governmental Entity, without the prior written consent of the other parties.

(c)    Subject to the terms hereof, and without limiting the Parent’s obligations under Section 6.4(d), the parties hereto shall, and shall cause each of their respective Subsidiaries to, cooperate and use their respective reasonable best efforts to obtain any government clearances or approvals required for the Closing under any Antitrust Law, to respond to any government requests for information under any Antitrust Law, to cause any waiting periods under any applicable Antitrust Laws to expire or be terminated, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any Restrictive Order. The parties hereto shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law;

provided, however, that Parent shall make the ultimate determination about which analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals, if any, are necessary. To the extent permitted by law or Governmental Entities reviewing the transactions contemplated by this Agreement, the parties will provide each other the opportunity to participate in meetings and other substantive conversations with any such Governmental Entities.

(d)    Notwithstanding anything to the contrary in this Agreement, the Parent shall propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of the Parent or, effective as of the Effective Time, the Surviving Corporation, or their respective Subsidiaries, or otherwise offer to take or offer to commit to take any action which it is capable of taking and if the offer is accepted, take or commit to take such action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of the Parent, the Surviving Corporation or their respective Subsidiaries, in order to avoid the entry of, or to effect the dissolution of, any Restrictive Order, which would have the effect of preventing or delaying the Closing beyond the Outside Date.

6.5    Public Disclosure. Except as may be required by law or stock market regulations, (a) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Parent and (b) the Parent and the Company shall use their respective commercially reasonable efforts to consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement; provided, however, that these restrictions shall not apply to any Company communications permitted pursuant to Section 6.1 in connection with an Acquisition Proposal, Trigger Event, Recommendation Change Notice or Superior Proposal Notice.

6.6    Indemnification.

(a)    From and after the Effective Time, each of the Parent and the Surviving Corporation shall, jointly and severally, indemnify, defend and hold harmless each Indemnified Party against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, manager, employee or agent of the Company or any of its Subsidiaries or, while a director, manager or officer of the Company or any of its Subsidiaries, is or was serving at the request of the Company or one of its Subsidiaries as an officer, director, manager, member, trustee, fiduciary, employee or agent of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by law. Each Indemnified Party will be entitled to advancement of expenses (including attorneys’ fees) incurred in the defense of any such claim, action, suit, proceeding or investigation from each of the Parent and the Surviving Corporation within ten (10) Business Days of receipt by the Parent or the Surviving Corporation from the Indemnified Party of a request therefor; provided, that any Indemnified Party to whom expenses are advanced provides an undertaking, to the extent required by the DGCL, the certificate of incorporation or bylaws (or comparable organizational documents) of the Company or any of its Subsidiaries or in any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries, to repay such advances if it is determined by a final determination of a court of competent jurisdiction (which determination is not subject to appeal) that such Indemnified Party is not entitled to indemnification under applicable law. Without limitation of the foregoing or any other provision of this Section 6.6, the Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party, whether provided in the certificate of incorporation or bylaws (or comparable organizational documents) of the Company or any of its Subsidiaries or in any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries, shall survive the Merger and continue in full force and effect, and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(b)    From the Effective Time through the six (6)-year anniversary of the date on which the Effective Time occurs, the certificate of incorporation and bylaws or other organizational documents of the Surviving Corporation and its Subsidiaries shall contain, and the Parent shall cause the certificate of incorporation and bylaws or other organizational documents of the Surviving Corporation and its Subsidiaries to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of each Indemnified Party than are set forth in the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement.

(c)    Subject to the next sentence, the Surviving Corporation shall either (i) maintain, and the Parent shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time the Current D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), so long as the annual premium therefor would not exceed the Maximum Premium, or (ii) purchase a Reporting Tail Endorsement and maintain such endorsement in full force and effect for its full term. If the Company’s or the Surviving Corporation’s existing insurance expires, is terminated or canceled during such six-year period or exceeds the Maximum Premium, the Surviving Corporation shall obtain, and the Parent shall cause the Surviving Corporation to obtain, as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the Indemnified Parties than the Current D&O Insurance. Notwithstanding anything to the contrary in this Agreement, the Company may, prior to the Effective Time, purchase a Reporting Tail Endorsement, provided, that the Company does not pay more than six times the Maximum Premium for such Reporting Tail Endorsement. If a Reporting Tail Endorsement has been purchased by the Company prior to the Effective Time, the Parent shall cause such Reporting Tail Endorsement to be maintained in full force and effect for its full term and cause all obligations thereunder to be honored by the Surviving Corporation.

(d)    In the event the Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Parent or the Surviving Corporation, as the case may be, shall expressly assume and succeed to the obligations set forth in this Section 6.6.

(e)    If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 6.6 that is denied by the Parent and/or the Company or the Surviving Corporation, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification or advancement of expenses, then the Parent, the Company or the Surviving Corporation shall pay the Indemnified Party’s costs and expenses, including reasonable legal fees and expenses, incurred by the Indemnified Party in connection with pursuing his or her claims to the fullest extent permitted by law.

(f)    The provisions of this Section 6.6 are intended to be in addition to the rights otherwise available to any Indemnified Party by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

6.7    Notification of Certain Matters. Prior to the Effective Time, the Parent shall give prompt notice to the Company, and the Company shall give prompt notice to the Parent, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such Person (or, in case of the Parent’s obligation to provide notice, any representation or warranty of the Merger Sub) contained in this Agreement to be untrue or inaccurate (i) in the case of any representation or warranty of the Company, in any manner that would result in the failure of the condition set forth in Section 7.3(a) or (ii) in the case of any representation or warranty of the Parent or the Merger Sub, in any manner that would result in the failure of the condition set forth in Section 7.2(a) or (b) any material breach by such Person (or, in case of the Parent’s obligation to provide notice, any material breach by the Merger Sub) of any covenant or agreement set forth in this Agreement. The parties hereto agree that the Company’s compliance or failure to comply with this Section 6.7 shall not be taken into account for purposes of determining whether the condition referred to in Section 7.3(b) has been satisfied.

6.8    MIP; Severance.

(a)    Parent shall assume sponsorship of the Company’s 2020 Management Incentive Plan (the “MIP”) and related awards, in each case as in effect as of the date hereof, and shall administer the MIP and awards in accordance with their terms. All decisions under the MIP shall be made, subject to the terms of the MIP and the immediately subsequent sentence, by Parent. On or around February 15, 2021, the Company shall pay (or, if the Effective Time has already occurred Parent shall, or shall cause its Subsidiaries to, pay), the bonuses provided by the MIP, with such bonuses calculated as the greater of (a) 100% of the target bonus amounts determined under the MIP or (b) the bonuses determined using actual achievement pursuant to the formula set forth in the 2020 MIP, in each case using the terms in effect as of the date of this Agreement (without any discretionary reduction of payments); and, for any Company Employee whose employment ends on a termination without Cause (as defined in the Company’s Severance Practices) after December 31, 2020, any requirement that the individual remain employed at the date of bonus payment shall be waived.

(b)    If any Company Employee (who is not otherwise a party to an employment agreement, offer letter or similar agreement or arrangement or any amendment or supplement of any of the foregoing, in each case that provides for a different treatment with respect to severance) whose employment is terminated on or prior to the first anniversary of the Effective Time under circumstances under which such Company Employee would have been eligible to receive severance benefits under the Company Severance Practices, the Parent will cause the Surviving Corporation or its Subsidiaries to provide such Company Employee severance benefits consistent with those that would have been paid under the Company Severance Practices as in existence on the date of this Agreement, provided, however, that entitlement to any severance benefits may be conditioned on the Company Employee’s timely signing, returning, and not revoking a release in the form customarily used by the Company as of the date of this Agreement.

(c)    The provisions of this Section 6.8 are solely for the benefit of the parties to this Agreement, and no current or former employee, officer, director, manager or consultant, or any other individual associated therewith, shall be regarded for any purpose as a third party beneficiary of this Section 6.8. The provisions of Sections 6.8(a) and (b) shall not apply to persons employed by the Company or any of its Subsidiaries outside the United States, it being agreed that such persons shall be treated in accordance with applicable law and the terms of any contracts covering them.

6.9    State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to any of the transactions contemplated by this Agreement, the parties hereto shall use their respective commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on such transactions.

6.10    Rule 16b-3. Prior to the Effective Time, the Company shall take all reasonable steps as may be required to cause any dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company and who would otherwise be subject to Rule 16b-3 promulgated under the Exchange Act to be exempt under such rule to the extent permitted by applicable law.

6.11    Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, (a) nothing contained in this Agreement shall give the Parent or the Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time and (b) prior to the

Effective Time, the Company shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

6.12    Security Holder Litigation. The Company shall give the Parent: (i) prompt notice of all litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement brought by any stockholder of the Company or any holder of the Company’s other securities against the Company and/or its directors or officers (“Security Holder Litigation”) (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed at Parent’s request with respect to the status thereof; and (ii) the opportunity to participate, at the Parent’s expense, in any negotiations and proceedings with respect to any Security Holder Litigation. The Company shall not make any arrangement, compromise, payment or settlement offer or enter into any arrangement, compromise, payment or settlement prior to the Effective Time with respect to any Security Holder Litigation unless the Parent shall have given its written consent thereto, which consent shall not be unreasonably withheld, conditioned or delayed.

6.13    Preparation of Proxy Statement; Stockholders’ Meeting.

(a)    As promptly as reasonably practicable (and no later than twenty (20) Business Days) after the date of this Agreement, the Company shall (i) prepare (with the Parent’s reasonable cooperation) and file with the SEC a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) to be sent to the stockholders of the Company relating to the special meeting of the Company’s stockholders (such special meeting and any adjournments and postponements thereof, the “Company Stockholders Meeting”) to be held to consider, among other matters, the adoption of this Agreement and (ii) set a record date for determining the stockholders entitled to notice of and to vote at the Company Stockholders Meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith and the Company will give due consideration in good faith to all reasonable additions, deletions or changes suggested thereto by Parent or its counsel. No filing of, or amendment or supplement to, the Proxy Statement will be made by the Company without providing the Parent a reasonable opportunity to review and comment thereon . The Company will advise the Parent promptly after it receives any oral or written request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information, will promptly provide the Parent with copies of any written communication from the SEC or any state securities commission and a reasonable opportunity to participate in the responses thereto, and will respond to requests by the SEC with respect thereto as promptly as reasonably practicable. If, at any time prior to the Effective Time, any information relating to the Company or the Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or the Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and, to the extent required under applicable law, disseminated to stockholders of the Company; provided, that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any party hereunder or otherwise affect the remedies available hereunder to any party.

(b)    As promptly as reasonably practicable following the Company’s receipt of notice from the SEC that the SEC has completed its review of the Proxy Statement (or, if the SEC does not inform the Company that it intends to review the Proxy Statement on or before the tenth (10th) calendar day following the filing of the preliminary Proxy Statement pursuant to Rule 14a-6 under the Exchange Act, as promptly as reasonably practicable following such 10th calendar day), the Company, acting through the Company Board, shall duly call, give notice of, convene and hold the Company Stockholders Meeting for the purpose of obtaining the Company Stockholder Approval and, if applicable, the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith; provided, however, that the Company Board shall be permitted to adjourn, delay or postpone the Company Stockholders Meeting in accordance with applicable law (but not beyond the Outside

Date) (i) to the extent necessary to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside counsel is reasonably likely to be necessary or appropriate under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholders Meeting, (ii) on no more than two (2) occasions, if there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meetings or (iii) if on the date on which the Company Stockholders Meeting is then-scheduled, the Company has not received proxies representing the Company Stockholder Approval. Except to the extent that (A) the Company Board shall have effected a Company Board Recommendation Change in accordance with Section 6.1(b), the Company, through the Company Board, shall (1) recommend to its stockholders that they adopt this Agreement and (2) include such recommendation in the Proxy Statement and (B) use its reasonable best efforts to solicit and obtain the Company Stockholder Approval.

6.14    Financing.

(a)    Each of Parent and Merger Sub shall use, and shall cause its Affiliates to use, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms (including, if applicable, as related to the “market flex” provisions) and subject only to the conditions set forth in the Financing Letters, including using reasonable best efforts to (i) maintain in effect and comply with the Financing Letters and the definitive agreements relating to the Financing, including the payment of related fees and expenses in connection therewith as and when due and payable, until the transactions contemplated by this Agreement are consummated, (ii) negotiate and enter into definitive agreements with respect to the Debt Financing on the terms (including, if applicable, as related to the “market flex” provisions) and subject only to the conditions set forth in the Debt Commitment Letter, (iii) satisfy (and cause its Affiliates to satisfy) on a timely basis all conditions to funding applicable to Parent and its Affiliates in the Financing Letters and the definitive agreements related thereto (or, if necessary or deemed advisable by Parent, seek the waiver of conditions applicable to Parent and Merger Sub contained in such Financing Letter or such definitive agreements related thereto), (iv) upon the satisfaction of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of such conditions), consummate the Financing at or prior to the Closing Date, including using its (and causing its Affiliates to use) reasonable best efforts to cause the lenders and the other Persons committing to fund the Financing to fund the Financing at the Closing and (v) enforce its rights under the Financing Letters and the definitive agreements relating to the Financing. Parent shall not, and shall not permit any of its Affiliates to, take any action not otherwise required under this Agreement that is a breach of, or would result in termination of, any of the Financing Letters. Parent, Merger Sub and the Guarantors shall not, without the prior written consent of the Company, agree to or permit any termination of or amendment, supplement or modification to be made to, or grant any waiver of any provision under, the Financing Letters or the definitive agreements relating to the Financing if such termination, amendment, supplement, modification or waiver would (A)(1) reduce the aggregate amount of any portion of the Financing (including by increasing the amount of fees to be paid or original issue discount except by operation of the “market flex” provisions as in effect on the date of this Agreement) or (2) reduce the amount of Equity Financing unless the Debt Financing is increased by a corresponding amount no later than the date of such amendment, modification or waiver and, after giving effect thereto, the representations and warranties set forth in Section 4.5 shall be true and correct, (B) impose new or additional conditions precedent to the availability of the Financing or otherwise expand, amend or modify in any manner adverse to the interests of the Company any of the conditions precedent to the Financing as set forth in the Financing Letters, or otherwise expand, amend or modify any other provision of the Financing Letters in a manner that would reasonably be expected to delay or prevent or make less likely to occur the funding of the Financing (or satisfaction of the conditions to the Financing) or the completion of the Transactions on the Closing Date or (C) adversely impact the ability of Parent, Merger Sub or the Company, as applicable, to enforce its rights against other parties to the Financing Letters or the definitive agreements with respect to the Financing on the terms and conditions contained in the Financing Letters. Parent shall deliver to the Company true and complete copies of any amendment, modification, supplement, consent or waiver to or under any Financing Letter or the definitive agreements relating to the Financing promptly upon execution thereof. Subject to the limitations set out in this clause (a), Parent and Merger Sub may amend, supplement, modify or replace the Debt Commitment Letter as in effect at the date of this Agreement solely to add or replace lenders, lead arrangers, bookrunners, syndication agents, managers or similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement.

(b)    Parent shall, upon request, keep the Company informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing and provide to the Company drafts (reasonably in advance of execution) and thereafter complete, correct and executed copies of the material definitive documents for the Debt Financing. Parent and Merger Sub shall give the Company prompt notice (i) of any breach, default (or any event that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any default or breach), termination, cancellation or repudiation by any party to any of the Financing Letters or definitive documents related to the Financing of which Parent or Merger Sub becomes aware, (ii) of the receipt of any written notice or other written communication from any Financing Source with respect to any (A) actual or potential breach, default, termination, cancellation or repudiation by any party to any of the Financing Letters or any definitive document related to the Financing of any provisions of the Financing Letters or any definitive document related to the Financing or (B) material dispute or disagreement between or among any parties to any of the Financing Letters or any definitive document related to the conditionality of the Financing, the obligation to fund the Financing or the amount of the Financing to be funded at Closing (other than customary negotiations with respect to the terms of the Debt Financing) and (iii) of the occurrence of an event or development that would reasonably be expected to adversely impact the ability of Parent or Merger Sub to obtain all or any portion of the Financing contemplated by the Financing Letters on the terms and conditions, in the manner and from the sources contemplated by any of the Financing Letters or the definitive documents related to the Financing (or if at any time for any other reason Parent or Merger Sub believes that it will not be able to obtain all or any portion of the Financing contemplated by the Financing Letters on the terms and conditions, in the manner and from the sources contemplated by any of the Financing Letters or the definitive documents related to the Financing). As soon as reasonably practicable, but in any event within two Business Days of the date the Company delivers to Parent or Merger Sub a written request, Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in the immediately preceding sentence. If any portion of the Debt Financing becomes unavailable on the terms (including, if any, as related to the applicable “market flex” provisions) and conditions contemplated by the Debt Commitment Letter, and such portion is reasonably required to pay the Required Amount, or Parent becomes aware of any event or circumstance that would reasonably be expected to make any such portion of the Debt Financing unavailable on the terms (including, if any, as related to the applicable “market flex” provisions) and conditions contemplated by the Debt Commitment Letter, Parent shall promptly notify the Company in writing and Parent and Merger Sub shall use their reasonable best efforts to arrange and obtain in replacement thereof, and negotiate and enter into definitive agreements with respect to, alternative financing from the same or alternative sources in an amount sufficient to pay the Required Amount with conditions not materially less favorable, taken as a whole, to Parent and Merger Sub (or their respective Affiliates) than the conditions set forth in the Debt Commitment Letter, as promptly as practicable following the occurrence of such event. Parent shall deliver to the Company true and complete copies of all contracts, agreements or other arrangements (including Redacted Fee Letters) pursuant to which any such alternative source shall have committed to provide any portion of the Debt Financing; provided, however, that Parent and Merger Sub shall not be required to obtain financing which (in the reasonable judgment of Parent) includes terms and conditions materially less favorable (taking into account any “market flex” provisions), taken as a whole, to Parent and Merger Sub, in each case relative to those in the Debt Financing being replaced. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 6.14(b) shall require, and in no event shall the reasonable best efforts of Parent or Merger Sub be deemed or construed to require, Parent or Merger Sub to (i) seek the Equity Financing from any source other than those counterparty to, or in any amount in excess of that contemplated by, the Equity Funding Letter or (ii) pay any fees or any interest rates applicable to the Debt Financing in excess of those contemplated by the Debt Commitment Letter (including the “market flex” provisions), or agree to any “market flex” term less favorable to Parent and Merger Sub or Company than such corresponding “market flex” term contained in or contemplated by the Debt Commitment Letter (in either case, whether to secure waiver of any conditions contained therein or otherwise). For purposes of this Section 6.14, (x) references to the “Financing” shall include the financing contemplated by the Financing Letters as permitted to be amended, modified, supplemented or replaced by this Section 6.14, (y) references to the “Debt Commitment Letter” shall include such documents as permitted to be amended, modified, supplemented or replaced by this Section 6.14 and (z) references to “Debt Financing” shall include the debt financing contemplated by the Debt Commitment Letter as permitted to be amended, modified, supplemented or replaced by this Section 6.14.

(c)    Prior to the Closing Date, the Company shall use its reasonable best efforts to provide, and to cause its Subsidiaries to provide, to Parent and Merger Sub, in each case at Parent’s sole cost and expense, such reasonable cooperation as is customary and reasonably requested by Parent in connection with the arrangement of the Debt Financing (and taking into account the timing of the Marketing Period), including using its reasonable best efforts to:

(i)    furnish Parent and Merger Sub and their Debt Financing Sources (w) with, the audited consolidated balance sheet of the Company and the related audited consolidated statements of income and cash flows as of and for the fiscal years ended December 31, 2018 and December 31, 2019 (each of which Parent and Merger Sub hereby acknowledge that they have received) and, if the Closing Date occurs after February 11, 2021, the audited consolidated balance sheet and consolidated statements of income and cash flows of the Company for the fiscal year ending December 31, 2020, (x) with the unaudited consolidated balance sheet of the Company and the related unaudited consolidated statements of income and cash flows as of and for each of the fiscal quarters that is not a fiscal year-end after the date of the most recent financial statements delivered pursuant to the foregoing clause (w) and ended at least forty-five (45) days before the Closing Date, (y) if the Marketing Period commences prior to the filing date of an Annual Report on Form 10-K or Quarterly Reports on Form 10-Q but after the end of the Company’s corresponding fiscal year or quarter, as applicable, customary “flash” or “recent developments” data and (z) to the extent requested with specificity and in writing, such other pertinent and customary financial and other information derived from the historical books and records of the Company and its Subsidiaries as Parent shall reasonably request of a type and form customarily included in marketing materials for a senior secured bank financing or an offering memorandum with respect to a private placement of high yield debt securities pursuant to Rule 144A under the Securities Act, as applicable, subject to exceptions customary for such financings (it being understood that to the extent any information under Section 6.14(c)(i)(w), (x) or (y) is contained in any Company SEC Reports, such inclusion shall constitute furnishing to Parent and Merger Sub hereunder) (provided, that in no event shall the Company be required to provide (A) any post-Closing or pro forma financial statements, post-Closing pro forma adjustments desired to be incorporated into any information used in connection with the Financing based on post-Closing actions or capital structure (including any synergies or cost savings), projections, ownership or an as-adjusted capitalization table or any financial statements not available to the Company and prepared in the ordinary course of its financial reporting practice, (B) any description of all or any component of the Financing, including any such description to be included in liquidity and capital resources disclosure or any “description of notes”, or other information customarily provided by the Debt Financing Sources or their counsel, (C) risk factors relating to all or any component of the Financing, (D) consolidating financial information, subsidiary financial statements, “segment reporting” or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, (E) Compensation Disclosure and Analysis required by Regulation S-K Item 402(b), (F) other information not reasonably available to the Company and its Subsidiaries under its current internal control and reporting systems or (G) other information customarily excluded from a Rule 144A offering memorandum) (the information described in clauses (A) through (G), the “Excluded Information”);

(ii)    assist in preparation for and participate (and cause senior management and Representatives, with appropriate seniority and expertise, of the Company and its Subsidiaries to participate) in a reasonable number of meetings and presentations with actual or prospective lenders, road shows and due diligence sessions, drafting sessions and sessions with rating agencies upon reasonable request, and otherwise cooperate with the marketing and due diligence efforts for any of the Debt Financing (it being understood, if circumstances so require, that any such meetings, presentations, road shows and/or sessions will be held virtually and not in person and shall be scheduled at mutually convenient times);

(iii)    assist Parent, Merger Sub and the Debt Financing Sources, upon reasonable request, with the timely preparation of reasonable and customary (A) rating agency presentations and Offering Documents customarily used to arrange transactions similar to the Debt Financing by companies of a comparable size in a comparable industry as the Company and its Subsidiaries; and (B) pro forma financial statements and forecasts of financial statements of the Company and its Subsidiaries for one or more periods following the Closing Date, in each case based solely on financial information and data derived from the Company’s and its Subsidiaries’ historical books and records; provided, however, that neither the Company nor any of its Subsidiaries will be required to provide any information or assistance with respect to the preparation of pro forma financial statements and forecasts of financing statements relating to (X) the determination of the proposed aggregate amount of the Debt Financing, the interest rates thereunder or the fees and expenses relating thereto; (Y) the determination of any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing; or (Z) any financial information related to Company or any adjustments, in each case, that are not directly related to the acquisition of the Company and its Subsidiaries;

(iv)    reasonably cooperate with the pledging of collateral and the granting of security interests in respect of the Debt Financing, it being understood that such documents will not take effect until the Closing;

(v)    provide customary authorization letters to the Debt Financing Sources with respect to Company information included in a customary confidential information memorandum for a syndicated bank financing authorizing the distribution of information to prospective lenders; provided, however, that all such materials have been previously identified to, and provided to, the Company;

(vi)    facilitate and assist in the preparation, execution and delivery of one or more credit agreements, indentures, purchase agreements, guarantees, certificates (provided that no officers of the Company that will not be continuing officers, acting in such capacity, shall be required to execute any solvency certificate) and other definitive financing documents as may be reasonably requested by Parent or Merger Sub (including furnishing all information relating to the Company and its Subsidiaries and their respective businesses to be included in any schedules thereto or in any perfection certificates); provided, that the foregoing documentation shall be subject to the occurrence of the Closing Date and become effective no earlier than the Closing Date;

(vii)    promptly furnish (but in no event later than five (5) Business Days prior to the Closing Date) Parent, Merger Sub and the Debt Financing Sources with all documentation and other information about the Company and its Subsidiaries as is reasonably requested by Parent, Merger Sub or the Debt Financing Sources relating to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the requirements of 31 C.F.R. § 1010.230, to the extent requested in writing at least eight (8) Business Days prior to the Closing Date; and

(viii)    in connection with any offering of high yield debt securities as part of the Debt Financing, cause the independent registered public accountants of the Company confirm that they are prepared to issue a customary comfort letter upon the “pricing” and “closing” of the debt securities included in the Debt Financing (subject to the completion by such accountants of customary procedures relating thereto) and to provide drafts thereof reasonably in advance of “pricing” and “closing” upon request of Parent.

Such requested cooperation shall not, in the Company’s reasonable judgment, unreasonably interfere with the ongoing business or operations of the Company and any of its Subsidiaries. In no event shall the Company or any of its Subsidiaries be required to bear any cost or expense, pay any commitment or other fee, enter into any definitive agreement, incur any other liability or obligation, make any other payment or agree to provide any indemnity in connection with the Financing or any of the foregoing effective prior to the Closing. In addition, nothing in this Section 6.14 shall require any action that would conflict with or violate the Company’s or any of its Subsidiaries’ organizational documents or any laws, rules or regulations or result in, prior to the Effective Time, the contravention of, or that would reasonably be expected to result in, prior to the Effective Time, a violation or breach of, or default under, any contract to which the Company or any of its Subsidiaries is a party. For the avoidance of doubt, none of the Company or its Subsidiaries or their respective officers, directors (with respect to any Subsidiary of the Company) or employees shall be required to execute or enter into or perform any agreement, certificate or other document with respect to the Financing contemplated by the Financing Letters (other than customary authorization letters referred to in this Section 6.14) that is not contingent upon the Closing or that would be effective prior to the Closing and no directors of the Company that will not be continuing directors, acting in such capacity, shall be required to execute or enter into or perform any agreement, or to pass any resolutions or consents, with respect to the Financing. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented (A) attorneys’ fees and (B) fees and expenses of the Company’s accounting firms engaged to assist in connection with the Financing) incurred by the Company or any of its Subsidiaries or any of their respective Representatives in connection with the Financing, including the cooperation of the Company or any of its Subsidiaries or any of their respective Representatives contemplated by this Section 6.14 and the compliance by the Company or any of its Subsidiaries or any of their respective Representatives with its obligations under this Section 6.14, and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith, including compliance by the Company or any of its Subsidiaries or any of their respective Representatives with its obligations under this Section 6.14. Nothing contained in this Section 6.14 or otherwise shall require the Company or any of its Subsidiaries to be an issuer or obligor with respect to the Debt Financing prior to the Effective Time.

(d)    The Company and its Subsidiaries consent to the use of their logos in connection with the Debt Financing so long as such logos (i) are used solely in a manner that is customary for such purpose and not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or its Subsidiaries; (ii) are used solely in connection with a description of the Company and its Subsidiaries, their business and products or the transactions contemplated by this Agreement; and (iii) are used in a manner consistent with the other terms and conditions that the Company and its Subsidiaries reasonably impose. The Company shall be given reasonable opportunity to review and comment on any such materials or other similar documents, or any materials for rating agencies, that include information about the Company or any of its Subsidiaries prepared in connection with the Debt Financing.

(e)    Parent shall, and shall cause its Affiliates to, refrain from taking, directly or indirectly, any action that could reasonably be expected to result in the failure of any of the conditions contained in the Financing Letters or in any definitive agreement relating to the Financing. Parent and Merger Sub acknowledge and agree that, notwithstanding the Company’s obligations under Section 6.14(c), none of the obtaining of the Financing or any permitted alternative financing, or the completion of any issuance of securities contemplated by the Financing, is a condition to the Closing, and reaffirm their obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing or any permitted alternative financing or the completion of any such issuance.

(f)    All non-public or otherwise confidential information regarding the Company obtained by Parent or its Representatives pursuant to clause (c) above shall be kept confidential in accordance with the Confidentiality Agreement; provided, that, upon notice to the Company, Parent may provide such information to potential sources of capital and to rating agencies and prospective lenders and investors during syndication of the Debt Financing (including any permitted alternative financing) subject to customary confidentiality arrangements with such Persons regarding such information.

6.15    Debt Tender Offers and Redemptions; Pay-off Letters.

(a)    At the request and expense of Parent, the Company shall promptly at a time reasonably requested by Parent, use its reasonable best efforts to commence an offer to purchase and/or consent solicitation for any and all of the outstanding aggregate principal amount of the Senior Notes on price terms that are acceptable to Parent and such other customary terms and conditions as are reasonably acceptable to the Company and Parent to be consummated substantially simultaneously with the Closing using funds provided by Parent (the “Debt Tender Offer”) and Parent shall assist the Company in connection therewith. The closing of the Debt Tender Offer shall be conditioned on the occurrence of the Closing, and the parties shall use reasonable best efforts to cause the Debt Tender Offer to close on the Closing Date; provided that the consummation of the Debt Tender Offer with respect to the Senior Notes shall not be a condition to Closing. Concurrent with the Effective Time, and in accordance with the terms of the Debt Tender Offer (if any), the Surviving Corporation shall accept for purchase and purchase each series of Senior Notes properly tendered and not properly withdrawn in the Debt Tender Offer using funds provided by or at the direction of Parent. Parent hereby covenants and agrees to provide (or to cause to be provided) immediately available funds to the Company for the full payment at the Effective Time of all Senior Notes properly tendered and not withdrawn to the extent required pursuant to the terms of the Debt Tender Offer.

(b)    If reasonably requested by the Parent in writing, the Company shall, in accordance with the applicable redemption provisions of the Senior Notes and the Indenture, (A) issue a notice of optional redemption for all of the outstanding aggregate principal amount of the Senior Notes, pursuant to the redemption provisions of the Indenture (which notice of optional redemption may be requested to be issued prior to the Closing Date but conditioned on the Closing) and (B) use reasonable best efforts to take any other actions reasonably requested by the Parent to facilitate the satisfaction and discharge of the Senior Notes pursuant to the satisfaction and discharge provisions of the Indenture and the other provisions of the Indenture applicable thereto; provided that neither the Company nor its counsel shall be responsible for the delivery of any legal opinions with respect thereto and any such Discharge of the Senior Notes shall only be required if conditioned on the occurrence of the Closing. The redemption and satisfaction and discharge of the Senior Notes pursuant to the preceding sentence are referred to in this Section 6.15 collectively as the “Discharge” of such series of Senior Notes.

(c)    Parent shall prepare all necessary and appropriate documentation in connection with any Debt Tender Offer, including the offer to purchase, related letter of transmittal, and other related documents (collectively, the “Offer Documents”), and provide the Company with a reasonable opportunity to comment and make reasonable changes to such documents. Parent and the Company shall reasonably cooperate with each other in the preparation of the Offer Documents. The Offer Documents (including all amendments or supplements) and all mailings to the holders of the Senior Notes in connection with any Debt Tender Offer shall be subject to the prior review of, and comment by, the Company and Parent and shall be reasonably acceptable to each of them. If at any time prior to the completion of any Debt Tender Offer any information in the Offer Documents should be discovered by the Company, on the one hand, or Parent, on the other, which should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information shall use commercially reasonable efforts to promptly notify the other party, and an appropriate amendment or supplement prepared by Parent describing such information shall be disseminated by or on behalf of the Company to the holders of the Senior Notes. Notwithstanding anything to the contrary in this Section 6.15, the Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable law to the extent such laws are applicable in connection with the any Debt Tender Offer and such compliance will not be deemed a breach hereof.

(d)    So long as the Company has sufficient immediately available funds provided by or at the direction of Parent for the full payment of the Senior Notes validly tendered, the Company shall waive any of the conditions to any Debt Tender Offer (other than that the Merger shall have been consummated and that there shall be no final order, decree, judgment, injunction, ruling or other non-appealable action prohibiting consummation of any Debt Tender Offer) as may be reasonably requested by Parent in writing and shall not, without the written consent of Parent, waive any condition to any Debt Tender Offer or make any changes to any Debt Tender Offer other than as agreed between Parent and the Company.

(e)    In connection with any Debt Tender Offer, Parent may select one or more dealer managers, information agents, depositaries and other agents, in each case as shall be reasonably acceptable to the Company, to provide assistance in connection therewith and the Company shall enter into customary agreements (including indemnities) with such parties so selected; provided that neither the Company nor its counsel shall be responsible for the delivery of any legal opinions with respect thereto. Parent shall pay the fees and out-of-pocket expenses of any dealer manager, information agent, depositary or other agent retained in connection with any Debt Tender Offer upon the incurrence of such fees and out-of-pocket expenses.

(f)    Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs, fees and expenses incurred by or on behalf of the Company in connection with the Company’s compliance with its obligations under this Section 6.15, including all reasonable and documented out-of-pocket costs, fees and expenses incurred by or on behalf of the Company in connection with any Debt Tender Offer or Discharge made in respect of the Senior Notes (including any out-of-pocket costs, fees and expenses incurred in connection with the preparation or distribution of any Offer Documents or other documents related thereto). Parent shall indemnify and hold harmless the Company and its Representatives from and against any and all losses, damages, claims, costs or liabilities incurred by any of them in connection with any action taken by them pursuant to this Section 6.15 with respect to any Debt Tender Offer or Discharge (in each case other than as a result of the Company’s fraud or willful misconduct), and the Company shall not be required to take any actions pursuant to this Section 6.15 that would result in, prior to the Effective Time, the contravention of, or that would reasonably be expected to result in, prior to the Effective Time, a violation or breach of, or default under, any contract to which the Company or any of its Subsidiaries is a party.

(g)    Parent and Merger Sub agree and acknowledge that (i) upon satisfaction or waiver of the conditions set forth in Article VII and completion of the Marketing Period, the Closing will proceed in accordance with Section 1.3 notwithstanding the status of any Debt Tender Offer or Discharge and (ii) no action taken by the Company prior to Closing at the request or direction of the Parent pursuant to any Debt Tender Offer or Discharge shall be a breach of any representation, warranty or covenant included in this Agreement. In addition, nothing in this Section 6.15 shall require any action that would conflict with or violate the Company’s or any of its Subsidiaries’ organizational documents or any laws.

(h)    No later than three (3) Business Days prior to the Closing, Company will request customary payoff letters from the agent for the lenders under the Credit Facility (together, the “Pay-off Letters”), which Pay-off Letters will specify the amount necessary to repay the indebtedness of the Company and its Subsidiaries under the Credit Facility and satisfy the obligations of the Company and its Subsidiaries with respect thereto, subject, as applicable, to the replacement (or cash collateralization or backstopping) of any then outstanding letters of credit or similar indebtedness and to the continuation of provisions that customarily survive a termination of a credit facility, and which will contain the agreement of the holders of such indebtedness to release all Liens held by such Persons relating to the underlying indebtedness substantially concurrently with the Closing by means of the filing of customary UCC-3 termination statements or equivalent Lien termination filings, subject to the receipt of the amount set forth in the applicable Pay-off Letter.

6.16    Director Resignation. The Company shall use reasonable best efforts to obtain the resignation of all of the members of the Company Board who are in office immediately prior to the Effective Time (and to the extent requested by Parent, from any member of the board of directors (or any equivalent) of each Subsidiary of the Company), which resignations shall be effective at, and conditioned upon the occurrence of, the Effective Time.

ARTICLE VII

CONDITIONS TO MERGER

7.1    Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a)    the Company Stockholder Approval shall have been obtained.

(b)    the waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or early termination thereof shall have been granted; and

(c)    no Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

7.2    Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, on or prior to the Closing Date of the following conditions:

(a)    the representations and warranties of the Parent and the Merger Sub contained in this Agreement that (i) are not made as of a specific date shall be true and correct as of the Closing Date, as though made on and as of the Closing Date, and (ii) are made as of a specific date shall be true and correct as of such date, in each case, except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in such representations and warranties) is not reasonably likely to have a Parent Material Adverse Effect;

(b)    each of the Parent and the Merger Sub shall have performed in all material respects its covenants and obligations required to be performed by it under this Agreement on or prior to the Closing Date; and

(c)    the Company shall have received a certificate, dated the Closing Date, signed by an executive officer of the Parent certifying as to the matters set forth in Section 7.2(a) and Section 7.2(b).

7.3    Conditions to the Obligations of the Parent and the Merger Sub. The obligation of the Parent and the Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by the Parent (on behalf of the Parent and the Merger Sub), on or prior to the Closing Date of the following conditions:

(a)    (i) the representations and warranties of the Company contained in Section 3.7(a) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date; (ii) the representations and warranties of the Company contained in Sections 3.2(a), the first sentence of 3.2(b) and 3.2(c) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (other than any such representation or warranty that is made as of a specific date, which need only be true and correct in all material respects as of such date), except for any de minimis exceptions; (iii) the representations and warranties of the Company contained in Sections 3.1(a), 3.2(d), 3.2(e), 3.2(f), 3.4(a), 3.19 and 3.21 shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (other than any such representation or warranty that is made as of a specific date, which need only be true and correct in all material respects as of such date); and (iv) all other representations and warranties of the Company contained in this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (other than any such representation or warranty that is made as of a specific date, which need only be true and correct as of such date), except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in such representations and warranties) is not reasonably likely to have a Company Material Adverse Effect;

(b)    the Company shall have performed in all material respects its covenants and obligations required to be performed by it under this Agreement on or prior to the Closing Date; and

(c)    the Parent shall have received a certificate, dated the Closing Date, signed by an executive officer of the Company certifying as to the matters set forth in Section 7.3(a) and Section 7.3(b).

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1    Termination. This Agreement may be terminated and the Merger may be abandoned (with respect to Sections 8.1(b) through 8.1(h), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after stockholder approval hereof:

(a)    by mutual written consent of the Parent and the Company at any time prior to the Effective Time;

(b)    by either the Parent or the Company at any time prior to the Effective Time and after the Outside Date if the Effective Time shall not have occurred on or before the Outside Date; provided, that the right to terminate this Agreement pursuant to this Section 8.1(b) (i) shall not be available to any party hereto if the failure of such party (or any Affiliate of such party) to fulfill any obligation under this Agreement has been a principal cause of or primarily resulted in the failure of the Effective Time to occur on or before the Outside Date, (ii) if the Marketing Period shall have commenced but not have been completed by the date that is three Business Days prior to the Outside Date, but all other conditions to the Closing (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied or, to the extent permitted by law, waived, then the Outside Date shall be extended to the third Business Day following the final day of the Marketing Period, and such date shall become the Outside Date for purposes of this Agreement; and (iii) shall be subject to the proviso set forth in Section 8.1(i);

(c)    by either the Parent or the Company at any time prior to the Effective Time if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger; provided, however, that a party hereto shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the failure of such party (or any Affiliate of such party) to fulfill any obligation under this Agreement has been a principal cause of or primarily resulted in the issuance of any such order, decree, ruling or the taking of such other action;

(d)    by the Parent or the Company if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken; provided, however, that a party hereto shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if such failure to obtain the Company Stockholder Approval is attributable to the failure of such party (or any Affiliate of such party) to perform in any material respect any covenant in this Agreement required to be performed by such party (or any Affiliate of such party) at or prior to the Effective Time;

(e)    by the Parent, if, prior to the Effective Time, the Company Board shall have effected a Company Board Recommendation Change (a “Trigger Event”); provided, that any such termination must occur within ten (10) Business Days after the occurrence of the Trigger Event;

(f)    by the Company, at any time prior to receipt of the Company Stockholder Approval, in the event that: (i) the Company shall have received a Superior Proposal; (ii) the Company Board has determined in good faith (after consultation with outside counsel) that the failure proceed pursuant to this Section 8.1(f) would be reasonably likely to be inconsistent with its fiduciary obligations under applicable law; (iii) so long as the Company and its Subsidiaries are not in material breach of their obligations pursuant to Section 6.1 with respect to such Superior Proposal; (iv) the Company has notified the Parent in writing that it intends to enter into a definitive agreement relating to such Superior Proposal, specifying the material terms and conditions of such Superior Proposal (a “Superior Proposal Notice”) (it being understood that the Superior Proposal Notice shall not constitute a Company Board Recommendation Change or a Trigger Event for purposes of this Agreement); (v) if requested by the Parent, the Company shall have made its Representatives available to negotiate with the Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement during the three (3) Business Day period following delivery by the Company to the Parent of such Superior Proposal Notice; provided, however, that in the event of any material revisions to such Superior Proposal, the Company will be required to notify Parent of such revisions and the applicable three (3) Business Day period described above shall be extended until two (2) Business Days after the time Parent receives notification from the Company of such revisions; (vi) if the Parent shall have delivered to the Company a written, binding and irrevocable offer to alter the terms or conditions of this Agreement during such three (3) Business Day period, the Company Board shall have determined in good faith (after consultation with outside counsel), after considering the terms of such offer by the Parent, that the Superior Proposal giving rise to such Superior Proposal Notice continues to be a Superior Proposal and it would still be reasonably likely to be inconsistent with its fiduciary obligations of the Company Board under applicable law not to accept such Superior Proposal; and (vii) concurrently with the termination of this Agreement, the Company pays the Parent the Termination Fee contemplated by Section 8.3(b)(ii) and enters into the definitive agreement to consummate the transaction contemplated by such Superior Proposal;

(g)    by the Parent, prior to the Effective Time, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied, and (ii) shall not have been cured within twenty (20) Business Days following receipt by the Company of written notice of such breach or failure to perform from the Parent; provided, that neither the Parent nor the Merger Sub is then in material breach of any representation, warranty or covenant under this Agreement;

(h)    by the Company, prior to the Effective Time, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Parent or the Merger Sub set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied, and (ii) shall not have been cured within twenty (20) Business Days following receipt by the Parent of written notice of such breach or failure to perform from the Company; provided, that the Company is not then in material breach of any representation, warranty or covenant under this Agreement.

(i)    by the Company if (A) the conditions set forth in Sections 7.1 and 7.3 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied, (B) the Company has confirmed by notice to Parent after the end of the Marketing Period that all conditions set forth in Section 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) or that it is willing to waive any unsatisfied conditions in Section 7.2 and (C) the Merger shall not have been consummated within three (3) Business Days after the delivery of such notice; provided, that notwithstanding anything in Section 8.1(b) to the contrary, no party shall be permitted to terminate this Agreement pursuant to Section 8.1(b) during such three (3) Business Day period following delivery of the notice referred to in clause (B) above.

8.2    Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Parent, the Company, the Merger Sub or their respective Representatives, stockholders or Affiliates; provided that, subject to Section 8.3(d), (a) subject to Section 10.10(b), any such termination shall not relieve any party hereto from liability for any Willful Breach and (b) the provisions of Section 6.3(a) (Confidentiality), this Section 8.2 (Effect of Termination), Section 8.3 (Fees and Expenses), Article IX (Defined Terms), Article X (Miscellaneous), the expense reimbursement provisions of Section 6.14(c) and 6.15 and indemnification provisions of Section 6.14(c), the Confidentiality Agreement and the Guarantee shall remain in full force and effect and survive any termination of this Agreement to the extent set forth therein.

8.3    Fees and Expenses.

(a)    Except as set forth in this Section 8.3 or as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

(b)    The Company shall pay the Parent the Termination Fee in the event that this Agreement is terminated:

(i)    by the Parent pursuant to Section 8.1(e);

(ii)    by the Company pursuant to Section 8.1(f); or

(iii)    by either the Parent or the Company pursuant to Sections 8.1(b) (if such termination occurs prior to obtaining the Company Stockholder Approval) or Section 8.1(d) or by Parent pursuant to Section 8.1(g) if (A) before the date of such termination, an Acquisition Proposal shall have been publicly announced and not withdrawn, (B) with respect to a termination pursuant to Section 8.1(d), at the time of the stockholder vote, the Financing Letters shall not have been terminated, withdrawn or rescinded without being replaced by alternative financing commitments sufficient to consummate the transactions contemplated by this Agreement and (C) within twelve (12) months after the date of termination, the Company shall have consummated any Acquisition Transaction or entered into a definitive agreement with respect to an Acquisition Transaction that is thereafter consummated;

provided, however, that, for purposes of this Section 8.3(b), all references to “15%” and “85%” in the definition of “Acquisition Transaction” shall be deemed to be references to “50%”; provided further, however, that the Company shall not be required to pay any Termination Fee if, at the time of termination of this Agreement, the Company would have been entitled to terminate this Agreement pursuant to Section 8.1(h). Any fee due under Section 8.3(b)(i) shall be paid to the Parent by wire transfer of same-day funds within two (2) Business Days after the date of termination of this Agreement. Any fee due under Section 8.3(b)(ii) shall be paid to the Parent by wire transfer of same-day funds on or before the date of termination of this Agreement. Any fee due under Section 8.3(b)(iii) shall be paid to the Parent by wire transfer of same-day funds within two (2) Business Days after the date on which the transaction referenced in clause (C) of Section 8.3(b)(iii) is consummated. In no event shall the Company be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(c)    In the event that the Company shall terminate this Agreement pursuant to Section 8.1(h) (arising from a material breach of the Parent’s covenants set forth in Section 6.14) or Section 8.1(i) (or pursuant to Section 8.1(b) under circumstances in which the Company would have been entitled to terminate the Agreement pursuant to Section 8.1(h) (arising from a material breach of the Parent’s covenants set forth in Section 6.14) or Section 8.1(i)), then Parent shall pay to the Company as promptly as reasonably practicable (and, in any event, within two Business Days following such termination) the Parent Termination Fee, it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion, whether or not the Parent Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(d)    Each of the parties hereto acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, that the parties hereto would not enter into this Agreement absent such agreement and that each of the Termination Fee and the Parent Termination Fee is not a penalty. Accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 8.3, and, in order to obtain the payment, Parent or the Company, as the case may be, commences a suit, action or proceeding which results in a judgment against the other party, with respect to Parent or Merger Sub, or parties, with respect to the Company, for the payment set forth in this Section 8.3, such paying party shall pay the other party or parties, as applicable, its or their reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, action or proceeding, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

8.4    Amendment. This Agreement may be amended, modified or supplemented by the parties hereto by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time to the extent permitted by law; provided, that following receipt of the Company Stockholder Approval, no amendment may be made that (i) pursuant to applicable law requires further approval or adoption by the stockholders of the Company without such further approval or adoption or (ii) by rule or regulation of any stock exchange requires further approval by the stockholders of the Company without such further approval. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment, modification or supplement hereto (as applicable), signed on behalf of each of the parties hereto. Notwithstanding anything to the contrary contained herein, this Section 8.4, Section 8.5, Section 10.4, Section 10.10(c) Section 10.11 and Section 10.12 (and any other provision of this Agreement to the extent that an amendment, modification or supplementation of such provision would modify the substance of the foregoing) may not be amended, modified or supplemented in a manner that is adverse in any respect to a Debt Financing Source without the prior written consent of such Debt Financing Source.

8.5    Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. Notwithstanding anything to the contrary contained herein, the last sentence of each of Section 8.4, Section 8.5, Section 10.4, Section 10.10(c), Section 10.11 and Section 10.12, (and any other provision of this Agreement to the extent a waiver of such provision would modify the substance of the foregoing) may not be waived, in whole or in part, in a manner adverse to any of the Debt Financing Sources without the prior consent of the adversely affected Debt Financing Sources.

8.6    Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.1, an amendment, modification or supplement of this Agreement pursuant to Section 8.4 or an extension or waiver of this Agreement pursuant to Section 8.5 shall, in order to be effective, require action by the respective Board of Directors of the applicable parties.

ARTICLE IX

DEFINED TERMS

The following capitalized terms shall have the respective meanings set forth below:

“Acquisition Proposal” means any proposal or offer for an Acquisition Transaction first made after the date hereof.

“Acquisition Transaction” means (a) a merger, consolidation, dissolution, recapitalization, share exchange, tender offer or other business combination involving the Company and its Subsidiaries (other than (i) mergers, consolidations, recapitalizations, share exchanges or other business combinations involving solely the Company and/or one or more Subsidiaries of the Company and (ii) mergers, consolidations, recapitalizations, share exchanges, tender offers or other business combinations that if consummated would result in the holders of the outstanding shares of Company Common Stock immediately prior to such transaction owning more than 85% of the equity securities of the Company, or any successor or acquiring entity, immediately thereafter), (b) the issuance by the Company of 15% or more of its equity securities or (c) an acquisition in any manner, directly or indirectly, 15% or more of the equity securities of the Company or consolidated total assets of the Company and its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

“Affiliate” when used with respect to any Person, means any other Person who is an “affiliate” of that first Person within the meaning of Rule 405 promulgated under the Securities Act, except as otherwise set forth in Section 4.8.

“Agreement” has the meaning set forth in the preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 6.1(b)(vi).

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010 and any other applicable U.S. or foreign anti-corruption or anti-bribery laws.

“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other applicable federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.4(a).

“Business Day” means any day on which the principal offices of the SEC in Washington, DC are open to accept filings other than a day on which banking institutions located in Boston, Massachusetts are permitted or required by law, executive order or governmental decree to remain closed.

“Capitalization Date” means the close of business on October 29, 2020.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. No. 116-136 (H.R. 748)) and all regulations and guidance issued by any Governmental Entity with respect thereto, as in effect from time to time, including subsequent legislation in effect as of the date of this Agreement amending paragraph 36 of Section 7(a) of the Small Business Act.

“Certificate” means a certificate that immediately prior to the Effective Time represents shares of Company Common Stock.

“Certificate of Merger” has the meaning set forth in Section 1.2.

“Closing” means the closing of the Merger.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Balance Sheet” means the consolidated unaudited balance sheet of the Company as of June 30, 2020.

“Company Board” means the Board of Directors of the Company (together with any duly constituted and authorized committee thereof).

“Company Board Recommendation” has the meaning set forth in Section 3.4(a).

“Company Board Recommendation Change” has the meaning set forth in Section 6.1(b)(v).

“Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company Data” means all confidential data, information, and data compilations contained in the IT systems or any databases of the Company, including Personal Information, that are used by, or necessary to the business of, the Company.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to the Parent and the Merger Sub and dated as of the date of this Agreement.

“Company Employee” means an employee of the Company or its Subsidiaries.

“Company Employee Plans” means all Employee Benefit Plans sponsored, maintained, contributed to, or required to be contributed to, by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates, including Employee Benefit Plans maintained with respect to a current or former employee, individual independent contractor who is a natural Person or member of the board of directors of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any material liability, other than those maintained by a Governmental Entity or required by applicable law.

“Company Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Closing Date, includes or has included the Company or any of its Subsidiaries or any direct or indirect predecessor of the Company or any of its Subsidiaries, or any other group of corporations filing Tax Returns on a combined, consolidated, unitary or similar basis that, at any time on or before the Closing Date, includes or has included the Company or any of its Subsidiaries or any direct or indirect predecessor of the Company or any of its Subsidiaries.

“Company Intellectual Property” means any Intellectual Property owned or purported to be owned by the Company or its Subsidiaries that is material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted.

“Company Leases” means the leases, subleases or licenses pursuant to which the Company or any of its Subsidiaries leases, subleases or licenses from third parties any real property material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted.

“Company Material Adverse Effect” means any change, event, violation, inaccuracy, effect or circumstance (each, an “Effect”) that (A) is materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (B) would prevent the consummation by the Company of the Merger; provided, however, that none of the following shall be deemed to be or constitute a “Company

Material Adverse Effect,” or shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur: (a) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally; (b) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (i) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (c) conditions (or changes in such conditions) in the industries in which the Company and its Subsidiaries conduct business; (d) changes in political conditions in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world; (f) in each case other than for purposes of any representation and warranty contained in Section 3.4(b) or 3.14(h), the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including (i) the identity of the Parent, (ii) the loss or departure of officers or other employees of the Company or any of its Subsidiaries directly or indirectly resulting from, arising out of, attributable to, or related to the transactions contemplated by this Agreement, (iii) the termination or potential termination of (or the failure or potential failure to renew or enter into) any contracts with customers or other business partners, whether as a direct or indirect result of the loss or departure of officers or employees of the Company or any of its Subsidiaries or otherwise, directly or indirectly resulting from, arising out of, attributable to, or related to the transactions contemplated by this Agreement, and (iv) any other negative development (or potential negative development) in the relationships of the Company or any of its Subsidiaries with any of its customers or other business partners, whether as a direct or indirect result of the loss or departure of officers or employees of the Company or any of its Subsidiaries or otherwise, directly or indirectly resulting from, arising out of, attributable to, or related to the transactions contemplated by this Agreement; (g) any actions taken or failure to take action, in each case, to which the Parent has expressly requested or consented to; or compliance with the terms of, or the taking of any action required or contemplated by, this Agreement; or the failure to take any action prohibited by this Agreement; (h) changes in law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof), or that result from any action taken for the purpose of complying with any of the foregoing; (i) changes in the Company’s stock price or the trading volume of the Company’s stock, or any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); (j) pandemics, epidemics or disease outbreaks or any escalation or worsening of any of the foregoing (including, without limitation, any COVID-19 Responses); (k) the availability or cost of financing to Parent or Merger Sub; or (l) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company, the Merger Sub, the Parent or any of their directors or officers arising out of the Merger or in connection with any other transactions contemplated by this Agreement; except to the extent such Effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (a) through (e), (h) or (j) disproportionately adversely affect in a material respect the Company and its Subsidiaries, taken as a whole, as compared to other companies that conduct business in the countries and regions in the world and in the industries in which the Company and its Subsidiaries conduct business (in which case, only the incremental disproportionate adverse impact of such adverse Effects (if any) shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur).

“Company Material Contract” means any Contract to which the Company or any of its Subsidiaries is a party or bound that:

(a)    is an agreement or contract pursuant to which the Company and its Subsidiaries spent, in the aggregate, more than $3,000,000 with respect to such agreement or contract during fiscal year 2019;

(b)    is a non-competition or other agreement (including any exclusive license to, or covenant not to sue or assert claims based on, any Company Intellectual Property) that prohibits or otherwise restricts, in any material respect, the Company or any of its Subsidiaries from freely engaging in any business material to the Company and its Subsidiaries, taken as a whole, anywhere in the world;

(c)    relates to the material disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) owned by the Company or its Subsidiaries, which has not been fully performed (other than confidentiality obligations);

(d)    relates to the material acquisition of any business (whether by merger, sale of stock, sale of assets or otherwise) (i) entered into since January 1, 2018 or (ii) that contains any outstanding earn-out or other contingent payment obligations of the Company or its Subsidiaries which has not been fully performed (other than confidentiality obligations);

(e)    relates to bonds, debentures, notes or other indebtedness for borrowed money (excluding letters of credit and agreements between or among the Company or its Subsidiaries) (whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding $1,000,000;

(f)    is a joint venture, alliance or legal partnership agreement that is material to the operation of the Company and its Subsidiaries, taken as whole;

(g)    constitutes a settlement, conciliation or similar agreement (A) pursuant to which the Company or any of its Subsidiaries is obligated after the date of this Agreement to pay consideration to a Governmental Entity in excess of $1,000,000 or (B) that would otherwise limit or adversely affect the operation of the business conducted by the Company and its Subsidiaries in any material respect after the Closing;

(h)    includes material pricing or margin representations that provide “most favored nation” or similar material representations with respect to pricing;

(i)    restricts payment of dividends or distributions in respect of the Company Common Stock or other equity interests of the Company or any of its Subsidiaries;

(j)    constitutes a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K under the Securities Act) with respect to the Company and its Subsidiaries;

(k)    constitutes a “material contract” with a related person (as such term is defined in Item 404 of Regulation S-K of the Securities Act) that would be required to be disclosed in the Company SEC Reports; or

(l)    any collective bargaining agreement with a labor union, works council, or other labor organization representing employees of the Company or any of the Subsidiaries.

“Company Permits” has the meaning set forth in Section 3.16.

“Company Preferred Stock” has the meaning set forth in Section 3.2(a).

“Company Privacy Policies” means any (a) internal or external past or present data protection, data usage, data privacy and security policy of the Company, (b) public statements, representations, obligations, promises, commitments relating to privacy, security, or the Processing of Personal Information, and (c) policies and obligations applicable to the Company as a result of any certification relating to privacy, security, or the Processing of Personal Information.

“Company Registered Intellectual Property” means any Registered Intellectual Property owned or purported to be owned by (or, with respect to a pending application, filed by or in the name of) the Company or its Subsidiaries that is material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted.

“Company Related Parties” has the meaning set forth in Section 10.10(c)(ii).

“Company RSAs” mean restricted stock awards with respect to shares of Company Common Stock granted under any Company Stock Plan.

“Company RSUs” mean restricted stock units with respect to shares of Company Common Stock granted under any Company Stock Plan.

“Company SEC Reports” has the meaning set forth in Section 3.5(a).

“Company Severance Practices” means the Company’s severance guidelines described in Section 3.14 of the Company Disclosure Schedule

“Company Software” has the meaning set forth in Section 3.10(e).

“Company Stock Option” means each option to purchase shares of Company Common Stock granted pursuant to any Company Stock Plan.

“Company Stock Plan” means the Amended and Restated 2013 Stock Incentive Plan of the Company and the Second Amended and Restated 2011 Stock Incentive Plan of Constant Contact, Inc.

“Company Stockholder Approval” means the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on such matter at the Company Stockholders Meeting.

“Company Stockholders Meeting” has the meaning set forth in Section 6.13(a).

“Company’s Knowledge” means the actual knowledge as of the date hereof (without any duty to inquire or investigate) of the individuals identified in Section 10.1 of the Company Disclosure Schedule.

“Compliant” means, solely with respect to the financial information referred to in Section 6.14(c)(i)(w), (x), and (z) that (a) such financial information, taken as a whole, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such financial information, in light of the circumstances under which the statements contained in the financial information are made, not misleading, (b) in the case of such financial information delivered prior to the commencement of the Marketing Period (or re-commencement if the Marketing Period terminates prior to its scheduled eighteen (18) consecutive Business Day period and prior to completion of the Debt Financing) in connection with the offering of high yield debt securities as part of the Debt Financing, such financial information is compliant in all material respects with all applicable requirements of Regulation S-X and Regulation S-K under the Securities Act that are applicable to offerings of non-convertible debt securities on a registration statement of the Company to be declared effective by the SEC on the last day of the Marketing Period on Form S-1 that are applicable to such financial information

(other than such provisions for which compliance is not customary in a Rule 144A offering of high yield debt securities and, for the avoidance of doubt, provisions to the extent solely applicable to any Excluded Information), and (c) in the case of such financial information delivered prior to commencement of the Marketing Period (or re-commencement if the Marketing Period terminates prior to its scheduled eighteen (18) consecutive Business Day period and prior to completion of the Debt Financing) in connection with the offering of high yield debt securities as part of the Debt Financing, the independent registered public accountants of the Company have consented to or otherwise authorized to the use of their audit opinions related to any audited financial statements included in such financial information and have confirmed they are prepared to issue customary comfort letters upon the “pricing” and “closing” of the debt securities included in the Debt Financing (subject to the completion by such accountants of customary procedures relating thereto).

“Confidentiality Agreement” means the confidentiality agreement, dated as of September 1, 2020, between the Company and Clearlake Capital Group, L.P.

“Contract” means any legally binding contract, subcontract, note, bond, mortgage, indenture, loan, lease, sublease, license, sublicense or other similar legally binding agreement or instrument.

“COVID-19 Response” means any actions taken or omitted in response to the COVID-19 pandemic (a) to the extent reasonably necessary to comply with applicable law in any jurisdiction or (b) that (i) are commercially reasonable, (ii) are intended to protect the health and safety of employees of the Company or its Subsidiaries and (iii) are consistent with prevalent practices of similarly situated businesses in the industries or the locations in which the Company and its Subsidiaries operate, and the effects resulting from such taken or omitted actions (including any required quarantines, travel restrictions, “stay-at-home” orders, social distancing measures, other safety measures, or any workplace or worksite shutdowns or slowdowns) but, with respect to clause (b), solely to the extent supported by documentation, information, data, or other evidence reasonably substantiating the necessity or appropriateness of such actions as determined by the Company in good faith.

“Credit Facility” means that certain Third Amended and Restated Credit Agreement, dated as of November 25, 2013, among Endurance International Group Holdings, Inc., EIG Investors Corp., the financial institutions party thereto as lenders and Credit Suisse AG, Cayman Islands Branch, as issuing bank and administrative agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Current D&O Insurance” means the current directors’ and officers’ liability insurance policies maintained by the Company.

“Debt Commitment Letter” has the meaning set forth in Section 4.5.

“Debt Financing” has the meaning set forth in Section 4.5.

“Debt Financing Sources” means the entities that are party to the Debt Commitment Letter that have committed to provide or otherwise entered into agreements in connection with all or any part of the Debt Financing or other financings (other than the Equity Financing) in connection with the transactions contemplated hereby, together with their Affiliates, and including the parties to any related commitment letters, engagement letters, joinder agreements, credit agreements or indentures (including the definitive agreements relating thereto), any underwriters, placement agents or initial purchasers in connection with the Debt Financing and their respective successors and assigns, and their and their respective Affiliates’ officers, directors, employees, representatives and agents and their respective successors and assigns; provided, that none of the Parent, Merger Sub or any of their Affiliates shall be deemed to be “Debt Financing Sources”.

“Debt Tender Offer” has the meaning set forth in Section 6.15(a).

“DGCL” means the General Corporation Law of the State of Delaware.

“Dissenting Shares” means shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by a holder who has not voted in favor of the Merger or consented thereto in writing and properly demands appraisal rights of such shares pursuant to, and who is complying in all respects with, the provisions of Section 262 of the DGCL (until such time as such holder effectively withdraws, fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares, at which time such shares shall cease to be Dissenting Shares).

“Effective Time” has the meaning set forth in Section 1.2.

“Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other agreement involving material direct or indirect compensation involving more than one Person, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, for the benefit of, or relating to, any current or former employee of the Company or any of its Subsidiaries or an ERISA Affiliate, but excludes any plan, agreement, or arrangement required to be maintained, in whole or in part, by non-U.S. law.

“Environmental Law” means any law, including common law, regulation, rule, order, decree or permit requirement of any Governmental Entity relating to: (a) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (b) the handling, use, storage, treatment, transport, disposal, Release or threatened Release of or exposure to any Hazardous Substance or (c) noise, odor or wetlands protection.

“Environmental Permits” has the meaning set forth in Section 3.13(a).

“Equity Financing” has the meaning set forth in Section 4.5.

“Equity Funding Letter” has the meaning set forth in Section 4.5.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or any of its Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Information” has the meaning set forth in Section 6.14(c)(i).

“Excluded Shares” has the meaning set forth in Section 2.1(b).

“Financing” has the meaning set forth in Section 4.5.

“Financing Letters” has the meaning set forth in Section 4.5.

“Financing Sources” means the Debt Financing Sources and the entities that are party to the Equity Funding Letter that have committed to provide or cause to be provided the Equity Financing.

“Foreign Employee Plan” has the meaning set forth in Section 3.14(k).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any foreign or domestic court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality.

“Guarantee” has the meaning set forth in Section 4.6.

“Guarantors” has the meaning set forth in the recitals.

“Hazardous Substance” means: (a) any substance, material, waste, pollutant or contaminant that is regulated by or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law or (b) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means any of the following liabilities or obligations: (a) indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith); (b) liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities; (c) liabilities pursuant to or in connection with letters of credit or banker’s acceptances or similar items (in each case whether or not drawn, contingent or otherwise); (d) liabilities pursuant to capitalized leases; (e) liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; and (f) indebtedness of others guaranteed by the Company and its Subsidiaries or secured by any lien or security interest on the assets of the Company and its Subsidiaries.

“Indemnified Party” means each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time a director, manager or officer of the Company or any of its Subsidiaries or serves as a director, officer, manager, member, trustee, fiduciary, employee or agent of another Person if such service was at the request or for the benefit of the Company or any of its Subsidiaries.

“Indenture” means the Indenture, dated as of February 9, 2016, among EIG Investors Corp., the guarantors listed on the signature pages thereto and Wilmington Trust, National Association, as Trustee with respect to the Senior Notes.

“Intellectual Property” means (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, and slogans and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing (collectively, “Marks”), (c) copyrights (whether registered or unregistered), works of authorship (including Software), whether or not copyrightable, and moral rights, and registrations and applications for registration thereof, (d) trade secrets, confidential information and know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), and related protocols, processes, methods and techniques, and technical data and data collections, including rights to use any customer and supplier lists (including prospects), and other business information and data (collectively, “Trade Secrets”), (e) Internet domain names, and (f) copies and tangible embodiments of any of the foregoing, in whatever form or medium.

“Intervening Event” means a material change in circumstances or development that (a) was not known by the Company Board as of the date of this Agreement and (b) does not relate to an Acquisition Proposal.

“Legal Proceeding” means any claim, action, charge, lawsuit, litigation, administrative action, audit, investigation, arbitration, mediation or other similarly formal legal proceeding brought by or pending before any Governmental Entity, arbitrator, mediator or other tribunal.

“Lien” means any mortgage, security interest, pledge, lien, charge or encumbrance, other than (a) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other statutory liens arising in the Ordinary Course of Business, (b) liens for Taxes, assessments and other governmental charges and levies that are not due and payable or that are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established to the extent required by GAAP, (c) liens arising from actions of the Parent or the Merger Sub (including in connection with any financing), (d) liens, defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters of record that are shown in public records, (e) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business, (f) liens relating to capitalized lease financings or purchase money financings that have been entered into in the Ordinary Course of Business, (g) liens arising under applicable securities laws, (h) any lien or encumbrance arising out of any license to Company Intellectual Property granted in the Ordinary Course of Business, (i) zoning, building and other similar codes and regulations, and (j) any conditions that would be disclosed by a current, accurate survey or physical inspection.

“Marketing Period” means the first eighteen (18) consecutive Business Day period (provided, that (1) if such eighteen (18) Business Day period has not ended on or prior to December 18, 2020, then the Marketing Period shall commence no earlier than January 4, 2021 and (2) such eighteen (18) Business Day period shall not be required to be consecutive to the extent it would include November 25, 2020 or November 27, 2020 (which dates set forth in this clause (2) shall be excluded for purposes of, but shall not reset, the eighteen (18) Business Day period)) commencing on the Business Day on which Parent receives the financial information referred to in Section 6.14(c)(i)(w), (x) and (z) and during which period (a) such information is and remains Compliant and (b) (i) the conditions set forth in Section 7.1(a) and Section 7.1(b) have been satisfied and (ii) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.1(c), Section 7.3(a) or Section 7.3(b) to fail to be satisfied (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), assuming that the Closing Date were to be scheduled for any time during such eighteen (18) consecutive Business Day period; it being understood and agreed that, following the time that the conditions in the preceding clause (b)(i) have been satisfied and to the extent nothing has occurred and no condition exists that would cause any of the conditions set forth in the preceding clause (b)(ii) to fail to be satisfied (subject to the limitations set forth therein), when the Company in good faith reasonably believes that it has delivered the financial information referred to in Section 6.14(c)(i)(w). (x) and (z), it may deliver to Parent and Merger Sub a written notice to that effect (stating when it believes it completed such delivery), in which case the Marketing Period shall be deemed to have commenced on the date specified in such notice, unless Parent or Merger Sub in good faith reasonably believes that the Company has not completed delivery of the financial information referred to in Section 6.14(c)(i)(w), (x) and (z) and, within three (3) Business Days after receipt of such notice from the Company, Parent or Merger Sub delivers a written notice to the Company to that effect (stating with specificity which financial information referred to in Section 6.14(c)(i)(w), (x) and (z) the Company has not delivered), but without prejudice to the Company’s right to assert that such financial information was in fact delivered; provided further that the Marketing Period shall end on any earlier date that is the date on which all of the Debt Financing or any alternative financing as set forth in Section 6.14 is obtained. Notwithstanding the foregoing, the Marketing Period shall not commence and shall be deemed not to have commenced if, prior to the completion of the Marketing Period (i) the Company’s auditor shall have withdrawn any audit opinion contained in the financial information referred to in Section 6.14(c)(i)(w), (x) and (z), in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect thereto by the auditor or another independent public accounting firm reasonably acceptable to Parent and Merger Sub or (ii) the Company issues a public statement indicating its intent to, or determines that it is required to, restate any historical financial statements of the Company or that any such restatement is under consideration, in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the relevant financial statements have been amended or the Company has announced that it has concluded that no restatement shall be required in accordance with GAAP.

“Maximum Premium” means 300% of the last annual premium paid prior to the Effective Time for the Current D&O Insurance.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.1(c).

“Merger Sub” has the meaning set forth in the preamble.

“MIP” has the meaning set forth in Section 6.8(a).

“Nasdaq” means The NASDAQ Stock Market.

“Offer Documents” has the meaning set forth in Section 6.15(c).

“Offering Documents” means prospectuses, private placement memoranda, information memoranda, offering memoranda and packages and lender and investor presentations, in connection with the Debt Financing.

“Open Source Software” means any Software that is licensed pursuant to: (a) any license that is a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses (or any successor web page), which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); or (b) any license to Software that is considered “free” or “open source software” by the Free Software Foundation.

“Ordinary Course of Business” means the ordinary course of business consistent in all material respects with past practice.

“Outside Date” means April 30, 2021.

“Parent” has the meaning set forth in the preamble.

“Parent Material Adverse Effect” means any change, event or development that would reasonably be expected to prevent, or materially impair or delay, the ability of the Parent or the Merger Sub to consummate the Merger or any of the other transactions contemplated by this Agreement or otherwise perform any of its obligations under this Agreement.

“Parent Related Parties” has the meaning set forth in Section 10.10(c)(i).

“Parent Termination Fee” means a termination fee of $119,656,000.00 in cash.

“Paying Agent” means American Stock Transfer & Trust Company or a bank or trust company mutually acceptable to the Parent and the Company, which shall be engaged by Parent to act as paying agent for the payment of the Merger Consideration to the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time.

“Payment Fund” means cash in an amount sufficient to make payment of the Merger Consideration pursuant to Section 2.1(c) in exchange for all of the outstanding shares of Company Common Stock (other than shares of Company Common Stock cancelled in accordance with Section 2.1(b)).

“Pay-off Letters” has the meaning set forth in Section 6.15(h).

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, joint venture, association, trust, estate, Governmental Entity, association, enterprise, unincorporated organization or other entity.

“Personal Information” means information relating to or reasonably capable of being associated with an identified or identifiable person, device, or household, including, but not limited to: (i) a natural person’s name, street address or specific geolocation information, date of birth, telephone number, email address, online contact information, photograph, biometric data, Social Security number, driver’s license number, passport number, tax identification number, any government-issued identification number, financial account number, credit card number, any information that would permit access to a financial account, a user name and password that would permit access to an online account, health information, insurance account information, an Internet Protocol address, a processor or device serial number, or a unique device identifier; (ii) “personal data,” “personal information,” “protected health information,” “nonpublic personal information,” or other similar terms as defined by Privacy Requirements; or (iii) any other information that allows the identification of a natural person.

“Pre-Closing Period” means the period commencing on the date of this Agreement and ending at the Effective Time or such earlier time as this Agreement may be terminated in accordance with its terms.

“Privacy Requirements” means all laws and regulations concerning the Processing of Personal Information, including but not limited to: (i) the Federal Trade Commission Act, 15 U.S.C. § 45; the CAN-SPAM Act of 2003, 15 U.S.C. § 7701, et seq.; the Telephone Consumer Protection Act, 47 U.S.C. § 227; the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); the Health Information Technology for Economic and Clinical Health Act (“HITECH”); the Fair Credit Reporting Act, 15 U.S.C. § 1681; the Computer Fraud and Abuse Act, 18 U.S.C. § 1030; the Electronic Communications Privacy Act, 18 U.S.C. §§ 2510-22; the California Consumer Privacy Act, Cal. Civ. Code § 1798.100, et seq.; California Online Privacy Protection Act, Cal. Bus. & Prof. Code § 22575, et seq.; Massachusetts Gen. Law Ch. 93H, 201 C.M.R. 17.00; Nev. Rev. Stat. 603A; Cal. Civ. Code § 1798.82, N.Y. Gen. Bus. Law § 899-aa, et seq.; the European Union’s Directive on Privacy and Electronic Communications (2002/58/EC); the General Data Protection Regulation (2016/679); (ii) each contract relating to the Processing of Personal Information applicable to the Company; and (iii) the Payment Card Industry Data Security Standard (“PCI-DSS”).

“Processing”, “Process” or “Processed”, with respect to data or IT systems, means any collection, access, acquisition, storage, protection, use, re-use, disposal, disclosure, re-disclosure, destruction, transfer, modification, or any other processing (as defined by Privacy Requirements) of such data or IT systems.

“Proxy Statement” has the meaning set forth in Section 6.13(a).

“Qualified Person” means any Person making an Acquisition Proposal that did not result from any material breach of Section 6.1(a) that the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) is, or could reasonably be expected to lead to, a Superior Proposal.

“Recommendation Change Notice” has the meaning set forth in Section 6.1(b).

“Redacted Fee Letter” means a fee letter from a Debt Financing Source in which the only redactions relate to fee amounts, “market flex” provisions and “securities demand” provisions, provided, that such redactions do not relate to any terms that could adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the Debt Financing or other funding being made available by such Debt Financing Source.

“Registered Intellectual Property” means any rights in or to Intellectual Property that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity (or, in the case of any Internet domain names, by any domain name registrar).

“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Substances into or through the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, or groundwater.

“Reporting Tail Endorsement” means a six (6) year extended reporting period endorsement with respect to the Current D&O Insurance.

“Representatives” means, with respect to any Person, such Person’s directors, managers, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives.

“Required Amount” has the meaning set forth in Section 4.5.

“Restrictive Order” has the meaning set forth in Section 6.4(a)(iv).

“RSU Consideration” has the meaning set forth in Section 2.3(b).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Secretary of State” means the Secretary of State of the State of Delaware.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Holder Litigation” has the meaning set forth in Section 6.12.

“Senior Notes” means the 10.875% Senior Notes due 2024 issued by EIG Investors Corp.

“Software” means: (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code or other human-readable form (b) descriptions, schematics, flow charts and other work product used to design, plan, organize and develop any of the foregoing; and (c) documentation, user manuals and training materials, relating to any of the foregoing.

“Solvent” has the meaning set forth in Section 4.7.

“Specified Exceptions” has the meaning set forth in Section 5.1.

“Specified RSU” means a Company RSU set forth on Section 2.3(c) of the Disclosure Schedule that was granted (i) on or after October 27, 2020 to new hires or (ii) in connection with any acquisition that closed in 2020.

“Specified RSU Consideration” has the meaning set forth in Section 2.3(c).

“Specified Time” means the earlier of (a) time at which this Agreement is terminated in accordance with the terms hereof and (b) receipt of the Company Stockholder Approval.

“Subsidiary” means, with respect to any Person, another Person (a) of which such first Person owns or controls, directly or indirectly, securities or other ownership interests representing (i) more than 50% of the voting power of all outstanding stock or ownership interests of such second Person or (ii) the right to receive more than 50% of the net assets available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution, or (b) of which such first Person is a general partner.

“Superior Proposal” means any bona fide Acquisition Proposal, (a) on terms which the Company Board determines in its good faith judgment to be more favorable to the holders of Company Common Stock than the transactions contemplated by this Agreement (after consultation with its financial and legal advisors), taking into account all the terms and conditions of such proposal and this Agreement (including any written, binding offer by the Parent to amend the terms of this Agreement, which offer is not revocable for at least five Business Days) that the Company Board determines to be relevant and (b) which the Company Board determines to be reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal that the Company Board determines to be relevant. For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”

“Superior Proposal Notice” has the meaning set forth in Section 8.1(f).

“Surviving Corporation” means the Company following the Merger.

“Tax Returns” means all reports, returns, forms, or statements required to be filed with a Governmental Entity with respect to Taxes (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Taxes” means all taxes or other similar assessments or liabilities in the nature of a tax, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, license, services, stamp, transfer, ad valorem, withholding, employment, payroll, severance and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, or additions to tax imposed or assessed with respect thereto.

“Termination Fee” means a termination fee of $37,393,000.00.

“Transactions” means, collectively, the transactions contemplated by this Agreement, including the Merger and the Financing.

“Trigger Event” has the meaning set forth in Section 8.1(e).

“Uncertificated Shares” means uncertificated shares that immediately prior to the Effective Time represented shares of Company Common Stock.

“Voting Agreement” has the meaning set forth in the Recitals.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101 et seq., as amended, and any similar state and local applicable laws related to plant closings, relocations, mass layoffs and employment losses.

“Willful Breach” means a material breach of any covenant or agreement set forth in this Agreement that is a consequence of an act undertaken, or failure to act, by the breaching party with the actual knowledge that the taking of such act, or failure to act, would result, or would reasonably be expected to result, in such breach.

ARTICLE X

MISCELLANEOUS

10.1    Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

10.2    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile or electronic mail, in each case to the intended recipient as set forth below:

(a)	if to the Parent or the Merger Sub, to:

c/o Clearlake Capital Group, L.P.

233 Wilshire Boulevard, Suite 800

Santa Monica, CA 90401

Fax: (310) 400-8801

Attention: Behdad Eghbali and James Pade

E-mail: behdad@clearlakecapital.com and jpade@clearlakecapital.com with a copy (which shall not constitute notice) to:

Sidley Austin LLP

1999 Avenue of the Stars

17th Floor

Los Angeles, CA 90067

Attn: Mehdi Khodadad

Email: mkhodadad@sidley.com

(b)	if to the Company, to:

Endurance International Group Holding, Inc.

10 Corporate Drive, Suite 300

Burlington, Massachusetts

Attn: David Bryson, Chief Legal Officer

E-mail: david@endurance.com

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Attn: Andrew R. Bonnes, Esq.

E-mail: andrew.bonnes@wilmerhale.com

Facsimile: +1 617 526 5000

Any party hereto may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party hereto may change the address to which notices and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner herein set forth.

10.3    Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement shall remain in effect in accordance with its terms.

10.4    Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of

Section 6.6 (with respect to which the Indemnified Parties shall be third party beneficiaries), (b) prior to the Effective Time, for the right of holders of shares of Company Common Stock to pursue claims for damages (including damages based on loss of the economic benefits of the transaction to the stockholders of the Company, taking into account without limitation the total amount payable to such stockholders under this Agreement) and other relief (including equitable relief) for any breach of this Agreement by the Parent or the Merger Sub, whether or not this Agreement has been validly terminated pursuant to Article VIII, (c) from and after the Effective Time, the rights of holders of shares of Company Common Stock, Company Stock Options, Company RSUs and Company RSAs to receive the consideration set forth in Article I, (d) the rights of Persons who are explicitly provided to be third-party beneficiaries of the Equity Funding Letter solely to the extent of the rights set forth therein, (e) the rights of the Parent Related Parties and the Company Related Parties set forth in Section 10.10(c), (f) the rights of the Company’s Subsidiaries and the respective Representatives of the Company and its Subsidiaries set forth in Section 6.14(c) and Section 6.15(f) and (g) the rights of the Debt Financing Sources set forth in this Section 10.4, Section 8.4 (with respect to any amendment adverse to the Debt Financing Sources), Section 8.5, Section 10.10(c), Section 10.11 and Section 10.12, which are intended to benefit and to be enforceable by the Debt Financing Sources. The rights granted pursuant to clause (b) of this Section 10.4 shall only be enforceable on behalf of the stockholders of the Company by the Company in its sole and absolute discretion, as agent for the stockholders of the Company, it being understood and agreed that any and all interests in such claims shall attach to such shares of Company Common Stock and subsequently transfer therewith and, consequently, any damages, settlements or other amounts recovered or received by the Company with respect to such claims (net of expenses incurred by the Company in connection therewith) may, in the Company’s sole and absolute discretion, be (i) distributed, in whole or in part, by the Company to the holders of shares of Company Common Stock of record as of any date determined by the Company or (ii) retained by the Company for the use and benefit of the Company on behalf of its stockholders in any manner the Company deems fit.

10.5    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Notwithstanding anything to the contrary contained herein, Parent or Merger Sub may assign all or any portion of its rights and obligations pursuant to this Agreement (a) or as collateral to the applicable Debt Financing Sources in connection with the Debt Financing without the consent of the Company, but no such assignment shall relieve any assignor of any of its respective liabilities or obligations under this Agreement in the event its obligations are not performed, or (b) to one or more of its Affiliates that was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement (provided that no such assignment shall (x) affect the obligations of any such Affiliate who has committed to provide Equity Financing or the Guarantors under the Guarantee, (y) impede or delay the consummation of the Transactions or (z) relieve Parent or Merger Sub of any of its obligations under this Agreement).

10.6    Severability. Any term or provision (or part thereof) of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions (or parts thereof) hereof or the validity or enforceability of the offending term or provision (or part thereof) in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision (or part thereof) hereof is invalid or unenforceable, the court making such determination shall have the power to limit the term or provision (or part thereof), to delete specific words or phrases, or to replace any invalid or unenforceable term or provision (or part thereof) with a term or provision (or part thereof) that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision (or part thereof), and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto shall replace such invalid or unenforceable term or provision (or part thereof) with a valid and enforceable term or provision (or part thereof) that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term (or part thereof).

10.7    Counterparts and Signature. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including “pdf”) and other electronic signatures (including, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act and any other applicable law.

10.8    Interpretation. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “include”, “includes” and “including” are not limiting; (b) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “date hereof” refers to the date set forth in the initial caption of this Agreement; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (e) descriptive headings, the table of defined terms and the table of contents are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement; (f) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) references to a Person are also to its permitted successors and assigns; (h) references to an “Article”, “Section”, “Recital”, “preamble”, “Annex”, “Exhibit” or “Schedule” refer to an Article, Section, Recital or preamble of, or an Annex, Exhibit or Schedule to, this Agreement; (i) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; (j) references to a federal, state, local or foreign statute or law include any rules, regulations and delegated legislation issued thereunder; (k) references to “days” shall mean calendar days unless explicitly stated otherwise; (l) references to a communication by a regulatory agency include a communication by the staff of such regulatory agency; and (m) references to “make available” or “made available” shall mean (A) posted through the virtual data room managed by DataSite at labeled as “Project Eagle” in connection with the Transactions prior to 9:00 a.m. Pacific Time on October 31, 2020 or (B) filed with the SEC and available through EDGAR prior to the date hereof. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

10.9    Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

10.10    Remedies.

(a)     Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Person will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Person, and the exercise by a Person of any one remedy will not preclude the exercise of any other remedy.

(b)     Irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, as money damages or other legal remedies (including any fees payable pursuant to Section 8.3), even if available, would not be an adequate remedy for any such damages, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement. Accordingly, except as expressly set forth in this Section 10.10(b), in the event of any breach or threatened breach by the Company, on the one hand, or the Parent and/or the Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and the Parent and the Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement in the courts described in Section 10.11 without proof of damages or otherwise, to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement, in each case without posting a bond or other security and in addition to any other remedy to which they are entitled. The parties acknowledge and agree that (i) the provisions set forth in Section 8.3 and Section 10.10(c) shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement and (ii) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. Time shall be of the essence for purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, prior to a valid termination of this Agreement pursuant to Section 8.1, it is explicitly agreed that the right of the Company to seek and obtain an injunction, specific performance and other equitable relief enforcing Parent’s and Merger Sub’s obligations to cause (x) the Equity Financing to be funded to fund the Merger or (y) cause Parent and Merger Sub to consummate the Merger (but not the right of the Company to such injunctions, specific performance or other equitable remedies for any other reason) shall be subject to the following conditions being satisfied: (A) the conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their terms are to be satisfied at the Closing, each of which shall be capable of being satisfied at the Closing) have been satisfied at the time the Closing would have occurred and remain satisfied, but for the failure of the Equity Financing to be funded, (B) the Debt Financing (including any alternative financing that has been obtained in accordance with Section 6.14(b)) has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Closing if the Equity Financing were to be funded at the Closing and (C) the Company has irrevocably confirmed in writing to Parent that if specific performance is granted and the Debt Financing and the Equity Financing are funded, then it would take such actions required of it by this Agreement to cause the Closing to occur. For the avoidance of doubt, in no event shall the Company be entitled to enforce or seek to enforce specifically Parent’s or Merger’s obligation to consummate the Merger if the Debt Financing (including any alternative financing that has been obtained in accordance with Section 6.14(b)) has not been funded (or will not be funded at the Closing if the Equity Financing were to be funded at the Closing).

(c)    Notwithstanding anything in this Agreement to the contrary:

(i)    in the event that the Company shall terminate this Agreement and receive full payment of the Parent Termination Fee pursuant to Section 8.3(c), together with any indemnification for or reimbursement of any applicable expenses pursuant to Section 6.14(c), 6.15 or 8.3(d), the receipt of the Parent Termination Fee together with such expenses shall be the sole and exclusive monetary remedy for any and all losses or damages suffered or incurred by the Company or any other Person in connection with this Agreement (and the termination hereof), the Financing Letters or the Guarantee, the Transactions (and the abandonment or termination thereof) or any matter forming the basis for such termination, and neither the Company nor any other Person shall be entitled to bring or maintain any claim, action or proceeding against Parent, Merger Sub, the Guarantors, the Debt Financing Sources or any of their respective former, current or future general or limited partners, equityholders, financing sources, managers, members, directors, officers, agents, attorneys, assignees or Affiliates (collectively, the “Parent Related Parties”) arising out of or in connection with this Agreement, the Financing Letters or the Guarantee, any of the Transactions (or the abandonment or termination thereof) or any matters forming the basis for such termination (but excluding, for the avoidance of doubt, the Confidentiality Agreement); provided, that nothing in this Section 10.10(c) shall limit the rights of the Company, its Subsidiaries and their respective Representatives under the Confidentiality Agreement or to be indemnified and reimbursed for expenses in accordance with Section 6.14(c), 6.15 or 8.3(d); and

(ii)    in the event that Parent or its designee shall receive full payment of the Termination Fee pursuant to Section 8.3(b), together with any reimbursement of applicable expenses pursuant to Section 8.3(d), the receipt of the Termination Fee and any applicable expenses referred to in Section 8.3(d) shall be the sole and exclusive monetary remedy for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and (A) none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company and its Subsidiaries and any of their respective former, current or future officers, employees, directors, partners, stockholders, managers, members or Affiliates (collectively, “Company Related Parties”) arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination.

(d)    For the avoidance of doubt, while each of the Company and Parent may pursue both a grant of specific performance in accordance with Section 10.10(b) and the payment of the Parent Termination Fee or the Termination Fee, as applicable, under Section 8.3(b) or Section 8.3(c) or the recovery of monetary damages, under no circumstances shall the Company or Parent be permitted or entitled to receive both a grant of specific performance that results in a Closing and any money damages, including all or any portion of the Parent Termination Fee or the Termination Fee, as applicable. The parties acknowledge and agree that the fact that the parties have agreed to this Section 10.10(d) shall not be deemed to affect any party’s right to specific performance under Section10.10(b).

10.11    Submission to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, or, if that court does not have jurisdiction, a federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.2. Nothing in this Section 10.11, however, shall affect the right of any Person to serve legal process in any other manner permitted by law. Notwithstanding the foregoing, each of the parties agrees that it will not bring or support any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated hereby, including, any dispute arising out of or relating in any way to the Debt Commitment Letter, the Debt Financing, or the performance thereof, in any forum other than the United States District Court for the Southern District of the State of New York or the Supreme Court of the State of New York, County of New York, and that (x) the provisions of Section 10.12 relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third party claim and (y) any such action, cause of action, claim, cross-claim or third party claim will be governed and construed in accordance with the laws of the State of New York (except as expressly contemplated by the Debt Commitment Letter).

10.12    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY

RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.12. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING INVOLVING OR AGAINST ANY DEBT FINANCING SOURCE ARISING OUT OF THIS AGREEMENT OR THE DEBT FINANCING.

10.13    Disclosure Schedule. The Company Disclosure Schedule shall be arranged in Sections corresponding to the numbered sections contained in this Agreement, and the disclosure in any section shall qualify (a) the corresponding section of this Agreement and (b) the other sections of this Agreement, to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections. The inclusion of any information in the Company Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect or is outside the Ordinary Course of Business.

10.14    Parent Guarantee. The Parent agrees to take all action necessary to cause the Merger Sub or the Surviving Corporation, as applicable, to perform all of its agreements, covenants and obligations under this Agreement. The Parent unconditionally guarantees to the Company the full and complete performance by the Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of the Merger Sub or the Surviving Corporation, as applicable, under this Agreement. The Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against the Merger Sub or the Surviving Corporation, as applicable, protest, notice and all defenses and demands whatsoever in connection with the performance of its obligations set forth in this Section 10.14. The Parent shall not have any right of subrogation, reimbursement or indemnity whatsoever, nor any right of recourse to security for any of the agreements, covenants and obligations of the Merger Sub or the Surviving Corporation under this Agreement.

[Remainder of Page Intentionally Left Blank.]

The Parent, the Merger Sub and the Company have executed this Agreement as of the date set forth in the initial caption of this Agreement.

RAZORBACK TECHNOLOGY INTERMEDIATE HOLDINGS, INC.

By:	/s/ Behdad Eghbali
	Name:	Behdad Eghbali
	Title:	President

RAZORBACK TECHNOLOGY, INC.

By:	/s/ Behdad Eghbali
	Name:	Behdad Eghbali
	Title:	President

[Signature Page to Agreement and Plan of Merger]

ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.

By:	/s/ Jeffrey H. Fox
	Name:	Jeffrey H. Fox
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Form of Certificate of Incorporation

of the Surviving Corporation

[Attached]

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.

The name of this corporation is Endurance International Group Holdings, Inc.

The registered office of the corporation in the State of Delaware shall be Corporation Service Company, 251 Little Falls Drive, City of Wilmington, DE 19808, County of New Castle, and the name of the registered agent of the corporation in the State of Delaware at such address is Corporation Service Company.

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

This corporation is authorized to issue only one class of stock, to be designated Common Stock. The total number of shares of Common Stock presently authorized is 1,000, each having a par value of $0.0001.

The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws.

No person entitled to vote at an election for directors may cumulate votes to which such person is entitled unless required by applicable law at the time of such election. During such time or times that applicable law requires cumulative voting, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder desires. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (A) the names of such candidate or candidates have been placed in nomination prior to the voting and (B) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by this Amended and Restated Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

Except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the General Corporation Law of the State of Delaware is amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

The corporation shall provide indemnification as follows:

1.    Actions, Suits and Proceedings Other than by or in the Right of the Corporation. The corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware, indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the corporation, or is or was serving, or has agreed to serve, at the request of the corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974), and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

2.    Actions or Suits by or in the Right of the Corporation. The corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware, indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that Indemnitee is or was, or has agreed to become, a director or officer of the corporation, or is or was serving, or has agreed to serve, at the request of the corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this Section 2 in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the corporation, unless, and only to the extent, that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware or such other court shall deem proper.

3.    Indemnification for Expenses of Successful Party. Notwithstanding any other provisions of this Article VI, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of Part B of this Article VI, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, Indemnitee shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of Indemnitee in connection therewith.

4.    Notification and Defense of Claim. As a condition precedent to an Indemnitee’s right to be indemnified, such Indemnitee must notify the corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the corporation is so notified, the corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to Indemnitee. After notice from the corporation to Indemnitee of its election so to assume such defense, the corporation shall not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with such action, suit, proceeding or investigation, other than as provided below in this Section 4. Indemnitee shall have the right to employ his or her own counsel in connection with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the corporation, (ii) counsel to Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the corporation and Indemnitee in the conduct of the defense of such action, suit, proceeding or investigation or (iii) the corporation shall not in fact have employed counsel to assume the defense of such action, suit, proceeding or investigation, in each of which cases the fees and expenses of counsel for Indemnitee shall be at the expense of the corporation, except as otherwise expressly provided by this Article VI. The corporation shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the corporation or as to which counsel for Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above. The corporation shall not be required to indemnify Indemnitee under this Article VI for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent. The corporation shall not settle any action, suit, proceeding or investigation in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Neither the corporation nor Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.

5.    Advance of Expenses. Subject to the provisions of Section 6 of Part B of this Article VI, in the event of any threatened or pending action, suit, proceeding or investigation of which the corporation receives notice under this Article VI, any expenses (including attorneys’ fees) incurred by or on behalf of Indemnitee in defending an action, suit, proceeding or investigation or any appeal therefrom shall be paid by the corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by or on behalf of Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that Indemnitee is not entitled to be indemnified by the corporation as authorized in this Article VI; and provided further that no such advancement of expenses shall be made under this Article VI if it is determined (in the manner described in Section 6) that (i) Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, or (ii) with respect to any criminal action or proceeding, Indemnitee had reasonable cause to believe his or her conduct was unlawful. Such undertaking shall be accepted without reference to the financial ability of Indemnitee to make such repayment.

6.    Procedure for Indemnification and Advancement of Expenses. In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of Part B of this Article VI, an Indemnitee shall submit to the corporation a written request. Any such advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the corporation of the written request of Indemnitee, unless (i) the corporation has assumed the defense pursuant to Section 4 of Part B of this Article VI (and none of the circumstances described in Section 4 of Part B of this Article VI that would nonetheless entitle the Indemnitee to indemnification for the fees and expenses of separate counsel have occurred) or (ii) the corporation determines within such 60-day period that Indemnitee did not meet the applicable standard of conduct set forth in Section 1, 2 or 5 of Part B of this Article VI, as the case may be. Any such indemnification, unless ordered by a court, shall be made with respect to requests under Section 1 or 2 only as authorized in the specific case upon a determination by the corporation that the indemnification of Indemnitee is proper because Indemnitee has met the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance (a) by a majority vote of the directors of the corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum, (b) by a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the corporation) in a written opinion, or (d) by the stockholders of the corporation.

7.    Remedies. The right to indemnification or advancement of expenses as granted by this Article VI shall be enforceable by Indemnitee in any court of competent jurisdiction. Neither the failure of the corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the corporation pursuant to Section 6 of Part B of this Article VI that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. Indemnitee’s expenses (including attorneys’ fees) reasonably incurred in connection with successfully establishing Indemnitee’s right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the corporation. Notwithstanding the foregoing, in any suit brought by Indemnitee to enforce a right to indemnification hereunder it shall be a defense that the Indemnitee has not met any applicable standard for indemnification set forth in the General Corporation Law of the State of Delaware.

8.    Limitations. Notwithstanding anything to the contrary in this Article VI, except as set forth in Section 7 of Part B of this Article VI, the corporation shall not indemnify an Indemnitee pursuant to this Article VI in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors or is a successful proceeding by such Indemnitee to enforce such Indemnitee’s right to indemnification under this Certificate of Incorporation or otherwise. Notwithstanding anything to the contrary in this Article VI, the corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund indemnification payments to the corporation to the extent of such insurance reimbursement.

9.    Subsequent Amendment. No amendment, termination or repeal of this Article VI or of the relevant provisions of the General Corporation Law of the State of Delaware or any other applicable laws shall adversely affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

10.    Other Rights. The indemnification and advancement of expenses provided by this Article VI shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in Indemnitee’s official capacity and as to action in any other capacity while holding office for the corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of Indemnitee. Nothing contained in this Article VI shall be deemed to prohibit, and the corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article VI. In addition, the corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the corporation or other persons serving the corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article VI.

11.    Partial Indemnification. If an Indemnitee is entitled under any provision of this Article VI to indemnification by the corporation for some or a portion of the expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) or amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the corporation shall nevertheless indemnify Indemnitee for the portion of such expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) or amounts paid in settlement to which Indemnitee is entitled.

12.    Insurance. The corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

13.    Savings Clause. If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the corporation, to the fullest extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the fullest extent permitted by applicable law.

14.    Definitions. Terms used herein and defined in Section 145(h) and Section 145(i) of the General Corporation Law of the State of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

The corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any current or former director, officer, other employee or stockholder of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or the corporation’s certificate of incorporation or bylaws or as to which the Delaware General Corporation Law confers jurisdiction on the Court of Chancery in the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article VIII (including, without limitation, each portion of any sentence of this Article VIII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

***

EXHIBIT B

Form of Voting Agreement

[Attached]